Exhibit 10.10

Execution Version

MASTER SCHEDULE OF DEFINITIONS,

INTERPRETATION AND CONSTRUCTION

dated as of September 28, 2004,

as amended as of 11 October 2005, December 19, 2005,

2 February 2006, 22 January 2007, 11 August 2008, 31 July 2009,

8 September 2009, 21 January 2010, 23 March 2011 and 1 June 2011,

and amended and restated as of 22 November 2011,

by and among

DONEGAL RECEIVABLES PURCHASING LIMITED,

MAKHTESHIM AGAN INDUSTRIES LTD.,

NIEUW AMSTERDAM RECEIVABLES CORPORATION,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS

RABOBANK INTERNATIONAL), LONDON BRANCH,

and

CERTAIN OTHER PARTIES

Schedules

Schedule 1.1 A – Category One Countries

Schedule 1.1B – Category Two Countries

Schedule 1.1C – Adverse Claims

Schedule 1.6 – Address and Payment Information

MASTER SCHEDULE OF DEFINITIONS,

INTERPRETATION AND CONSTRUCTION

THIS MASTER SCHEDULE OF DEFINITIONS, INTERPRETATION AND CONSTRUCTION (this “Schedule of Definitions”), dated as of September 28, 2004, as amended as of 11 October 2005, December 19, 2005, 2 February 2006, 22 January 2007, 11 August 2008, 31 July 2009, 8 September 2009, 21 January 2010, 23 March 2011 and 1 June 2011, and amended and restated as of 22 November 2011, is entered into by and among:

(1)	DONEGAL RECEIVABLES PURCHASING LIMITED, a limited company organized under the laws of the Republic of Ireland, as the Purchaser;

(2)	IRVITA PLANT PROTECTION N.V., as an Antilles Originator;

(3)	QUENA PLANT PROTECTION N.V., as an Antilles Originator;

(4)	CELSIUS PROPERTY B.V., acting through its branch IRVITA PLANT PROTECTION, as an Antilles Originator;

(5)	FAHRENHEIT HOLDING B.V. acting through its branch QUENA PLANT PROTECTION, as an Antilles Originator;

(6)	FARMOZ PTY LIMITED, as the Australian Originator;

(7)	MAKHTESHIM AGAN FRANCE S.À R.L., as the French Originator;

(8)	FEINCHEMIE SCHEBDA GMBH, as the German Originator;

(9)	MAKHTESHIM CHEMICAL WORKS LTD., as an Israeli Originator;

(10)	AGAN CHEMICAL MANUFACTURERS LTD., as an Israeli Originator;

(11)	AGAN AROMA AND FINE CHEMICALS LTD., as an Israeli Originator;

(12)	AGAN CHEMICAL MARKETING LTD., as an Israeli Originator;

(13)	MAKHTESHIM AGAN ITALIA S.R.L., as the Italian Originator;

(14)	MAKHTESHIM-AGAN POLAND SP Z O.O., as the Polish Originator;

(15)	MAKHTESHIM AGAN ESPAÑA S.A., as a Spanish Originator;

(16)	ARAGONESAS AGRO S.A., as a Spanish Originator;

(17)	MAKHTESHIM-AGAN (UK) LIMITED., as the UK Originator;

(18)	ALLIGARE, LLC, as a US Originator;

(19)	MAKHTESHIM AGAN OF NORTH AMERICA, INC., as a US Originator;

(20)	CONTROL SOLUTIONS INC., as a US Originator;

(21)	COÖPERATIVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., as Liquidity Bank;

(22)	MAKHTESHIM AGAN INDUSTRIES LTD., as the Servicer, the Parent and the Subordinated Lender;

(23)	NIEUW AMSTERDAM RECEIVABLES CORPORATION (as successor in interest to ERASMUS CAPITAL CORPORATION), as a Facility Lender; and

(24)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., (trading as RABOBANK INTERNATIONAL), London Branch, as the Agent.

SECTION 1.1 Schedule Documents

Capitalized terms used in each of the following documents (the “Schedule Documents”) shall, unless otherwise defined therein or where the context requires a different meaning, have the meanings provided in this Schedule of Definitions:

(a) the Receivables Funding Agreement;

(b) the Servicing Agreement;

(c) the Parent Undertaking Agreement;

(d) the Subordinated Loan Agreement;

(e) the Security Documents;

(f) the Fee Letter and the Agency Fee Letter;

(g) the Purchase and Sale Agreements;

(h) the Blocked Account Agreements; and

(i) each other Transaction Document and each other instrument, document and other agreement from time to time executed in connection with the foregoing.

SECTION 1.2 Certain Defined Terms

Except where the context otherwise requires, the following terms used in the Schedule Documents have the following meanings:

“Adjusted DSO” means, at any time, a number of days equal to (a) the Scaling Factor times (b) the Days Sales Outstanding at such time.

“Administrator” means, with respect to any Conduit acting as a Facility Lender, or any Conduit or Conduit CP Funding Provider involved, directly or indirectly, in providing funding to a Facility Lender, the sponsor that acts as administrator of such Conduit or Conduit CP Funding Provider, as applicable.

“Advance” is defined in Section 2.1(a) of the Receivables Funding Agreement.

“Advance Date” is defined in Section 2.2(a) of the Receivables Funding Agreement.

“Adverse Claim” means a lien, security interest, charge or encumbrance (including any lien by attachment, retention of title and any form of extended retention of title), or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Affected Assets” means, collectively, (a) the Receivables, (b) all Related Security, (c) all rights and remedies of the Purchaser under the Purchase and Sale Agreements, including all rights and remedies that have been assigned to the Purchaser pursuant to the Purchase and Sale Agreements, (d) all Adverse Claims assigned to, held by, or filed or otherwise recorded by or on behalf of, the Purchaser against any Originator or any Obligor in connection with any Purchase and Sale Agreement, (e) all of the Purchaser’s rights and interests in and to the Blocked Accounts and all funds and investments therein and all Blocked Account Agreements, and (f) all proceeds of the foregoing.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Agan Aroma” means Agan Aroma and Fine Chemicals Ltd., a company organized under the laws of Israel.

“Agan Aroma Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2001, between the Purchaser, as purchaser, and Agan Aroma, as seller.

“Agan Chemical Manufacturers” means Agan Chemical Manufacturers Ltd., a company organized under the laws of Israel.

“Agan Chemical Manufacturers Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2001, between the Purchaser, as purchaser, and Agan Chemical Manufacturers, as seller.

“Agan Chemical Marketing” means Agan Chemical Marketing Ltd., a company organized under the laws of Israel.

“Agan Chemical Marketing Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2001, between the Purchaser, as purchaser, and Agan Chemical Marketing, as seller.

“Agency Fee Letter” means the confidential letter agreement, dated as of the Closing Date and addressed by the Agent to the Parent and the Purchaser, with respect to certain fees to be paid by the Parent to the Agent in connection with transactions contemplated by the Transaction Documents.

“Agent” means Rabobank, in its capacity as (a) agent for the Facility Lenders under the Receivables Funding Agreement, and (b) agent for the Secured Parties under the Security Documents, as the case may be.

“Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Balance of Provision for Rebates” means, for all Originators at any Month End Date, the Dollar Equivalent of the aggregate amount of all accounting provisions made by all Originators in respect of all accrued but unpaid rebates (including commercial rebates and volume rebates) which have been contractually agreed between such Originators and their respective Obligors.

“Aggregate Currency Facility Limit” means, at any time, the sum of the Currency Facility Limits of all Facility Lenders at such time.

“Aggregate Facility Limit” means, at any time, the sum of the Facility Limits of all Facility Lenders at such time.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the outstanding principal amount of the Advances at such time, (b) the aggregate unpaid Yield accrued and to accrue with respect to all Rate Periods at such time, and (c) all other amounts owed (whether or not then due and payable) hereunder and under the other Transaction Documents by the Purchaser and/or any MAI Party to the Indemnified Parties at such time.

“Alligare” means Alligare, LLC, a limited liability company organized under the laws of the State of Delaware.

“Alligare Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated on or around the Closing Date, by and between the Purchaser, as purchaser, and Alligare, as seller.

“Alternate Rate” means, for any Advance in any Currency, for each day in any applicable Rate Period:

(a) except as provided in clauses (b) and (c), an interest rate per annum equal to the sum of (i) the Offshore Rate for such Rate Period for such Currency, plus (ii) the Applicable Margin;

(b) except as provided in clause (c), in the case of (i) any Rate Period of one (1) day to (and including) fourteen (14) days, or (ii) any Rate Period relating to an Advance which is less than two million US Dollars ($2,000,000) (or its Currency Equivalent in any other Currency), an interest rate per annum equal to the sum of (A) the Base Rate for such Currency in effect on such day, plus (B) the Applicable Margin;

(c) in relation to Advances in any Currency, on any day in any Rate Period falling on or after the date of any declaration or automatic occurrence of the Termination Date pursuant to Section 6.2 of the Receivables Funding Agreement, a rate per annum equal to the Default Rate for such Currency.

“Antilles Originators” means each of Celsius, Fahrenheit, Irvita and Quena.

“Antilles Purchase and Sale Agreements” means (a) the Celsius Purchase and Sale Agreement, (b) the Fahrenheit Purchase and Sale Agreement, (c) the Irvita Purchase and Sale Agreement and (d) the Quena Purchase and Sale Agreement.

“Antilles Receivable” means any Receivable governed by or otherwise subject to the laws of the Netherlands Antilles.

“Applicable Exchange Rate” means, at any time in relation to the determination of an amount denominated in one Currency (the “first Currency”) on the basis of an amount denominated in any other Currency (the “second Currency”), the rate determined by the Agent on the Applicable Rate Date as the currency exchange rate at which the relevant amount in the second Currency could be converted into the relevant amount in the first Currency (a) if applicable, under a Forward Contract entered into by the relevant Person if providing for delivery to such Person of the first Currency against delivery by such Person of the second Currency on the appropriate date, and (b) otherwise, under a Spot Contract for delivery to such Person of the first Currency against delivery by such Person of the second Currency on the appropriate date.

“Applicable Margin” has the meaning provided in the Fee Letter.

“Applicable Rate Date” means, in relation to the determination of any foreign exchange rate, the date determined by the Agent and notified to the Facility Lenders, the Purchaser and the Parent on which such currency exchange rate is determined or is to be determined (as applicable).

“Applicable Sales Determination Date” means, at any time with respect to the determination of Default Horizon Applicable Sales and/or Loss Horizon Applicable Sales, the last day of the calendar month most recently ended prior to the date on which such determination is made.

“Approved Country” means each Category One Country and each Category Two Country, but not any such country that is an Excluded Country and not any other country.

“Aragonesas Agro” means Aragonesas Agro S.A., a corporation organized under the laws of the Kingdom of Spain.

“Aragonesas Agro Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2001, by and between the Purchaser, as purchaser, and Aragonesas Agro, as seller.

“Asset Interest” means the right, title and interest of the Facility Lenders in and to the Advances and the security created over the Purchaser’s assets pursuant to the Security Documents, including in the Receivables and related other Affected Assets and in the Receivables Funding Agreement and the other Transaction Documents.

“Australian Concentration Amount” means at any time an amount in Dollars equal to the amount by which (i) the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all of the Eligible Receivables of Obligors resident in Australia at such time, exceeds (ii) sixty million US Dollars ($60,000,000); provided that if Australia’s long term foreign currency debt rating from S&P and Moody’s falls below AA-/Aa3, the concentration limits set out in paragraphs (a) and (c) of the definition of “Category Two Country Concentration Amount” will also apply.

“Australian Dollars” or “AUD” means the lawful currency of Australia.

“Australian Dollars Base Rate” means, for any day, a fluctuating rate per annum determined by the Agent as being equal to the base rate of interest (prior to including any margin) at which prime banks in Sydney generally make advances in Australian Dollars available to commercial borrowers in amounts and for periods comparable to the applicable amount of the Advance for which such rate is being determined for the remainder of the Rate Period applicable thereto.

“Australian Dollars Overnight Rate” means the Interbank Overnight Cash Rate as calculated by the Reserve Bank of Australia and appearing on the Reuters page designated RBA30/RBA36 or the Telerate Service on the page designated 1590/1596, or any equivalent successor to either such page, or if no such rate is available for the relevant Rate Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Australian market.

“Australian Originator” means Farmoz Pty Limited (ACN 050 328 973), a company organized under the laws of Australia.

“Australian Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of 19 December 2005, among the Purchaser, as purchaser, and the Australian Originator, as seller.

“Australian Receivable” means any Receivable governed by or otherwise subject to the laws of Australia.

“Available Funds” means all Collections, all amounts withdrawn by the Servicer from any Blocked Account (or by any Sub-Servicer from any Blocked Account), all interest on and proceeds of Eligible Investments paid to or held by the Servicer, the proceeds of all Advances and all Subordinated Loans paid to or held by the Servicer, all amounts paid to or held by the Servicer pursuant to the Fee Letter and the Agency Fee Letter, and all other amounts the Servicer holds or receives (or is deemed to hold or receive) on behalf of the Purchaser in connection with the Receivables, the related other Affected Assets, the Transaction Documents and the Servicer’s performance of its obligations under this Schedule of Definitions and the other Transaction Documents; provided that “Available Funds” shall not include any amounts paid to or held by the Servicer for the account of any specific Indemnified Party pursuant to Article VII (Indemnification; Expenses; Related Matters) of the Receivables Funding Agreement, Article IX (Indemnification) of the Servicing Agreement, Article V (Indemnification and Expenses) of the Parent Undertaking Agreement or any similar provision of any other Transaction Document.

“Bank Debt” means, without duplication, with respect to any Person, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances

(including bankers acceptances), or other instruments, (e) reimbursement obligations with respect to any letters of credit, and (f) obligations for which such Person is obligated pursuant to a Guaranty relating to any items set forth in items (a) through (e) above.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

“Base Rate” means with respect to the determination of interest with respect to any Advance or other amount funded (a) in Dollars, the Dollar Base Rate, (b) in Euro, the Euro Base Rate, (c) in Sterling, the Sterling Base Rate, (d) in Shekels, the Shekel Base Rate, (e) in Australian Dollars, the Australian Dollars Base Rate, and (f) in Zloty, the Zloty Base Rate.

“BBR” means, in relation to any Advance denominated in Australian Dollars and any Rate Period:

(a) the rate per annum determined by the Agent to be the arithmetic mean (rounded up, if necessary, to four decimal places) of the bid rates displayed at or about 10.30 a.m. (Sydney time) on the first day of that period on the Reuters page designated BBSW, or any equivalent successor to such page, for a term equivalent to that period after eliminating one of the highest and one of the lowest of those rates; or

(d) if (i) for any reason there are no rates displayed on such page for a term equivalent to that period, or (ii) the basis on which those rates are displayed is changed and in the opinion of the Agent those rates cease to reflect the Agent’s cost of funding, then BBR will be the rate per annum determined by the Agent to be the average of the buying rates quoted to the Agent by three Australian banks selected by the Agent at or about that time on that day. The buying rates must be for bills of exchange which are accepted by an Australian bank and which have a term equivalent to the period. If there are no buying rates the rate will be the rate determined by the Agent to be its cost of funds.

“Blocked Account” means an account owned and maintained in accordance with the Transaction Documents at a Blocked Account Bank for the purpose of receiving Collections, as set forth in Schedule 4.1(r) to the Receivables Funding Agreement, and when used with respect to any Originator the account or accounts specified in the Purchase and Sale Agreement to which such Originator is a party, and, in either case, any account added as a Blocked Account in accordance with the Transaction Documents and which is subject to a Blocked Account Agreement.

“Blocked Account Agreement” means, in relation to any Blocked Account, an agreement among a Blocked Account Bank, the Purchaser, the Servicer and the Agent, in form and substance reasonably satisfactory to the Agent and as may be appropriate under the laws of any relevant jurisdiction.

“Blocked Account Bank” means (i) collectively, each of the banks set forth in Schedule 4.1(r) to the Receivables Funding Agreement, (ii) with respect to any Originator, each of the banks specified in the Purchase and Sale Agreement to which such Originator is a party, and, in either case, any other bank added as a Blocked Account Bank in accordance with the Transaction Documents.

“Borrowing Base” means, at any time, an amount equal to (A) the product of (a) the Net Receivables Balance at such time, times (b) one hundred percent (100%) minus the Total Reserve Percentage at such time, minus (B) the Aggregate Balance of Provision for Rebates at such time.

“Borrowing Request” means each request substantially in the form of Exhibit A to the Receivables Funding Agreement.

“Brussels Banking Day” means any day, other than a Saturday or Sunday, on which dealings in interbank deposits in Dollars and Euro and in foreign exchange are carried on in the Brussels, Belgium interbank market.

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in the cities of New York, London, Paris or Tel Aviv are authorized or required by law to close, and, when used with respect to the determination of any Offshore Rate for any Currency or any notice or Yield Payment Date with respect thereto, any such day which is also a day for trading by and between banks in deposits in such Currency in the London, European or other applicable interbank market.

“Calculation Date” means, for any determination made with respect to a Calculation Period, the Settlement Date following the last day of such Calculation Period. Unless otherwise specified, all amounts used as inputs in making a determination with respect to any Calculation Date shall themselves (where relevant) be determined with respect to the same Calculation Period relating to such Calculation Date.

“Calculation Period” means (a) unless otherwise provided in clause (b), each of (i) the periods from September 28, 2004 until the first Month End Date, (ii) each subsequent period of one calendar month from (but excluding) a Month End Date to (and including) the next Month End Date, and (iii) the period from the last Month End Date until the Final Payout Date, and (b) where a period specified in any Transaction Document (including this Schedule of Definitions) relating to a determination is other than as provided in clause (a), such period.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Category One Country” means each country from time to time listed on Schedule 1.1A to this Schedule of Definitions, but only if and for so long as such country has a long- term foreign currency debt rating from S&P or Moody’s of AA-/Aa3 or higher; provided that, if any country maintains more than one such long-term rating, the lowest such rating shall apply and such other countries as may be approved by the Agent from time to time.

“Category Two Country” means each country from time to time listed on Schedule 1.1B to this Schedule of Definitions that is not a Category One Country, but only if and for so long as such country has a long-term foreign currency debt rating from S&P or Moody’s of BBB-/Baa3 or higher; provided that, if any country maintains more than one such long-term rating, the lowest such rating shall apply and such other countries as may be approved by the Agent from time to time.

“Category Two Country Concentration Amount” means at any time an amount in Dollars equal to the sum of:

(a) in the case of each Category Two Country other than those described in clauses (b) and (c), the sums of the amounts by which (i) the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all of the Eligible Receivables of Obligors resident in each such Category Two Country at such time, exceeds (ii) the product of (A) five percent (5%) times (B) the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all Eligible Receivables at such time;

(b) in the case of each of Israel, Italy and Poland (for so long as it is a Category Two Country)(the “subject country”), an amount in Dollars equal to the amount by which (i) the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all of the Eligible Receivables of Obligors resident in such subject country at such time, exceeds (ii) forty million US Dollars ($40,000,000) for such subject country;

(c) the amount by which (i) the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all of the Eligible Receivables of Obligors resident in all Category Two Countries at such time, exceeds (ii) the product of (A) fifty percent (50%) times (B) the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all Eligible Receivables at such time.

“Celsius” means Irvita Plant Protection, a Netherlands Antilles branch of Celsius Property B.V., a company organized under the laws of the Netherlands.

“Celsius Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 28, 2004, between the Purchaser, as purchaser, and Celsius, as seller.

“Change of Control” means, with respect to:

(a) the Purchaser, the failure of Deutsche International Finance (Ireland) Limited to own, free and clear of any Adverse Claim and on a fully diluted basis, one hundred percent (100%) of the outstanding shares of voting stock of the Purchaser;

(b) any Originator, the failure of MAI to own, free and clear of any Adverse Claim other than any Adverse Claim described in Schedule 1.1C hereto and on a fully diluted basis, at least one hundred percent (100%) of the outstanding shares of voting stock of each Originator; or

(c) MAI, any Person other than ChemChina or a Koor Approved Party owns or acquires legal or beneficial ownership of more than twenty five percent (25%) of the outstanding shares of voting stock of MAI, or MAI changes its jurisdiction of incorporation or jurisdiction of main operations from Israel to any other jurisdiction.

“ChemChina” means China National Chemical Corporation, a Chinese corporation or any of its wholly-owned subsidiaries.

“Closing Date” means 22 November 2011.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collection Account” is defined in Section 2.8(a) of the Receivables Funding Agreement.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including all finance or similar charges, if any, and cash proceeds of all Related Security, all Deemed Collections and any amounts payable pursuant to Section 4.4 (or any corresponding Section) of any Purchase and Sale Agreement.

“Commercial Paper” means short-term promissory notes issued in the U.S. or European capital markets.

“Conduit” means an entity that, directly or indirectly, acquires financial assets with, inter alia, the proceeds of Commercial Paper issued by such entity or by a Conduit CP Funding Provider for, directly or indirectly, such entity.

“Conduit Assignee” means, with respect to a transfer by any Facility Lender pursuant to Section 9.8(b) of the Receivables Funding Agreement, any Conduit administered by such Facility Lender (or any of its Affiliates) or by the same Administrator (or any of its Affiliates) as the Administrator of such Facility Lender, as applicable.

“Conduit CP Funding Agreement” means and includes any agreement or instrument (in whatever form) entered into by any Conduit CP Funding Provider pursuant to which Commercial Paper is issued to fund, directly or indirectly, any Advance.

“Conduit CP Funding Provider” means an entity which issues Commercial Paper and advances the proceeds, directly or indirectly, to a Conduit.

“Conduit Support Agreement” means and includes any liquidity, credit support or other agreement or instrument (in whatever form) entered into by any Conduit Support Provider to support the issuance of Commercial Paper used to fund, directly or indirectly, any Advance.

“Conduit Support Provider” means and includes any Person now or hereafter party to a Conduit Support Agreement.

“Conduit Termination Date” means the day on which any Facility Lender shall have declared (by prior written notice to the Purchaser, the Agent and the Servicer) that a Conduit Termination Date has occurred on the basis that:

(a) any Related Commercial Paper shall have ceased to be rated at least “A-1” by S&P and at least “P-1” by Moody’s (to the extent that the relevant rating agency has issued a credit rating with respect thereto); or

(b) any Conduit CP Funding Provider shall have failed to extend or renew a Conduit CP Funding Agreement or a Conduit Support Provider shall have failed to extend or renew a Conduit Support Agreement and such agreement shall terminate prior to the Scheduled Maturity Date.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Control Notice” means a notice delivered to a Blocked Account Bank under a Blocked Account Agreement instructing such Blocked Account Bank (a) to cease to comply with instructions of any Person other than the Agent with respect to funds on deposit from time to time in such Blocked Account and (b) to cease to provide access to such funds to any Person other than the Agent.

“Control Solutions” means Control Solutions Inc., a corporation organized under the laws of the State of Texas.

“Control Solutions Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of December 19, 2005, by and between the Purchaser, as purchaser, and Control Solutions, as seller.

“Country Concentration Amount” means at any time the sum of the Category Two Country Concentration Amount, the Australian Concentration Amount and the Excluded Country Concentration Amount at such time.

“CP Rate” means, for any Rate Period for any Advance, the sum of (a) the Applicable Margin plus (b) the per annum rate equivalent to the cost, as determined by the relevant Facility Lender and notified to the Agent of such Facility Lender (which shall include the cost of issuing Related Commercial Paper in the relevant market or markets, commissions of placement agents and dealers in connection with the issuance of Related Commercial Paper, incremental carrying costs incurred with respect to Related Commercial Paper maturing on dates other than those on which corresponding funds are received by such Facility Lender, other borrowings by such Facility Lender (other than under any Conduit Support Agreement), if applicable the cost of converting the proceeds of the issuance of such Related Commercial Paper into the Currency of the relevant Advance and the cost of any forward hedges entered into in order to convert the Currency of such Advance into the Currency of such Related Commercial Paper, and all other costs associated with the issuance of such Related Commercial Paper), of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Facility Lender to fund or maintain such Advance.

“Credit and Collection Policy” means, with respect to any Originator, the credit and collection policy or policies and practices of such Originator relating to the Receivables and the Contracts, as in effect on the Closing Date and delivered to the Agent on or prior to the Closing Date, as modified from time to time in compliance with the Transaction Documents.

“Currency” means Dollars, Euro, Sterling, Shekels, Australian Dollars or Zloty, as the case may be, and “Currencies” means more than one (including all) of them.

“Currency Borrowing Base” means, for any Currency at any time, an amount in such Currency equal to the Currency Equivalent of the product of (a) the Borrowing Base at such time, times (b) a fraction, the numerator of which is the Dollar Equivalent of the Currency Net Receivables Balance for such Currency at such time and the denominator of which is the Net Receivables Balance at such time.

“Currency Convertibility and Transfer Limitation” means, (a) any action or series of actions by the government of any country or a de facto condition existing in such country that directly or indirectly prevents any Obligor, any Originator, the Purchaser, the Servicer the Agent or any Facility Lender (as appropriate) from (i) converting local currency received by or held for the account of such Obligor, such Originator, the Purchaser, the Servicer, the

Agent or any Facility Lender (as appropriate) into the currency in which any payment is to be made or Collections remitted through legal exchange markets that are authorized by the government of the relevant country, including the denial of such conversion in an exchange rate category at least as favorable as that contemplated by the appropriate Transaction Document, or (ii) legally transferring outside of the relevant country any amount to be paid or the remittance of any Collections, or (b) failure by the government of the relevant country (or by entities authorized under the laws of the relevant country to operate in the foreign exchange markets) to effect such conversion and/or payment or remittance.

“Currency Equivalent” means, at any time in relation to any amount denominated in any Currency and any other Currency, the equivalent of such first amount in such other Currency, determined by the Agent or the Servicer, as applicable, on the basis of the Applicable Exchange Rate.

“Currency Facility Limit” means, for any Currency with respect to any Facility Lender, the amount in such Currency set forth opposite such Facility Lender’s name on Schedule I to the Receivables Funding Agreement under the heading “Currency Facility Limit”, as such amount may from time to time be reduced or increased (including by way of transfer to or from such Facility Lender) as provided in the Transaction Documents.

“Currency Net Advances” in any Currency at any time means (a) the aggregate of the principal amounts of the Advances in such Currency made to the Purchaser by the Facility Lenders pursuant to Sections 2.1 and 2.2 of the Receivables Funding Agreement, less (b) the aggregate amount received on or prior to such time and applied in payment of the principal amount of Advances in such Currency pursuant to Section 2.3 of the Receivables Funding Agreement; provided that the Currency Net Advances shall be restored and reinstated to the extent any such payment of principal is rescinded or must otherwise be returned for any reason.

“Currency Net Receivables Balance” means, for any Currency at any time, an amount in such Currency equal to the sum of (a) the aggregate Unpaid Balance of all Eligible Receivables denominated in such Currency at such time, less (b) the aggregate Unpaid Balance of Defaulted Receivables that were otherwise Eligible Receivables denominated in such Currency at such time, less (c) the portion of the Total Excess Concentration Amount denominated in such Currency at such time.

“Days Sales Outstanding” means, with respect to any Calculation Date, the quotient, rounded upward, if necessary, to the next higher whole number, obtained by dividing (a) ninety (90), by (b) the quotient, rounded to four (4) decimal places, of (i) the Dollar Equivalent of the aggregate initial Unpaid Balance of Eligible Receivables which arose during the three-month period ended on the most recent Month End Date, divided by (ii) the Total Eligible Receivables Balance as of such Month End Date.

“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Section 4.4 of the Servicing Agreement or Section 4.2 (or any corresponding Section) of any Purchase and Sale Agreement.

“Default Horizon Applicable Sales” means, at any time with respect to any Applicable Sales Determination Date, the sum of the products of (a) the First Percentage times the total sales of the Originators generated during the Default Horizon Determination Period ending one-hundred twenty (120) days prior to such Applicable Sales Determination

Date, plus (b) the Second Percentage times the total sales of the Originators generated during the Default Horizon Determination Period ending one-hundred fifty (150) days prior to such Applicable Sales Determination Date, plus (c) the Third Percentage times the total sales of the Originators generated during the Default Horizon Determination Period ending one- hundred eighty (180) days prior to such Applicable Sales Determination Date, plus (d) the Fourth Percentage times the total sales of the Originators generated during the Default Horizon Determination Period ending two-hundred ten (210) days prior to such Applicable Sales Determination Date, plus (e) the Fifth Percentage times the total sales of the Originators generated during the Default Horizon Determination Period ending two-hundred forty (240) days prior to such Applicable Sales Determination Date, plus (f) the Sixth Percentage times the total sales of the Originators generated during the Default Horizon Determination Period ending two-hundred seventy (270) days prior to such Applicable Sales Determination Date. The terms “First Percentage”, “Second Percentage”, “Third Percentage”, “Fourth Percentage”, “Fifth Percentage” and “Sixth Percentage” are all defined in the definition of “Payment Term Percentage”.

“Default Horizon Determination Periods” means, at any time with respect to any Applicable Sales Determination Date, the six periods, each comprising one calendar month, ending from approximately one-hundred twenty (120) to two-hundred seventy (270) days prior to such Applicable Sales Determination Date.

“Default Rate” means, in relation to any Advance or any other amount payable under the Transaction Documents and denominated in any Currency, a rate per annum equal to the rate of interest otherwise in effect under the Transaction Documents plus two percent (2%) per annum.

“Default Ratio” means, with respect to any Calculation Date, the quotient, calculated as of the most recent Month End Date and expressed as a percentage, of (a) the Dollar Equivalent of the aggregate Unpaid Balance of all Receivables which became Defaulted Receivables during the calendar month ended on such Month End Date, divided by (b) the relevant Default Horizon Applicable Sales.

“Defaulted Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for ninety-one (91) days or more after the original due date of such Receivable; (b) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; or (c) which, consistent with the applicable Originator’s Credit and Collection Policy, should be written off as uncollectible.

“Deferred Obligation Amount” means any amount payable by the Purchaser, in respect of (i) the deferred portion of the purchase price of any Receivable, and (ii) the principal amount of the Subordinated Loans made to the Purchaser under the Subordinated Loan Agreement.

“Delinquency Ratio” means, for any Calculation Period, the quotient, calculated as of the most recent Month End Date and expressed as a percentage, of (a) the Dollar Equivalent of the aggregate Unpaid Balance of all Delinquent Receivables as of such Month End Date, divided by (b) the Dollar Equivalent of the aggregate Unpaid Balance of all outstanding Receivables on such Month End Date.

“Delinquent Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for sixty-one (61) days or more after the original due date of such Receivable, and (b) which is not a Defaulted Receivable.

“Dilution” means a reduction in the Unpaid Balance of any Receivable attributable to any non-cash items including credits, billing errors, cash discounts, volume discounts, allowances, disputes, set-offs, counterclaims, charge-backs, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of Obligors, except any write-off in respect of a Defaulted Receivable.

“Dilution Horizon Ratio” means, with respect to any Calculation Date, the quotient, expressed as a percentage, of (a) the Dollar Equivalent of the aggregate initial Unpaid Balance of all Receivables which arose during the prior two (2) calendar months ending on the most recent Month End Date, divided by (b) the Net Receivables Balance at the most recent Month End Date.

“Dilution Ratio” means, for any Month End Date, the quotient, calculated as of such Month End Date and expressed as a percentage, of (a) the Dollar Equivalent of the aggregate amount of Dilutions during the calendar month ending on such Month End Date, divided by (b) the Dollar Equivalent of the aggregate amount of sales giving rise to Receivables during the calendar month ending on the immediately preceding Month End Date.

“Dilution Reserve Percentage” means, with respect to any Calculation Date, a percentage calculated in accordance with the following formula:

[(EDP x SF) + ((DS – EDP) x (DS/EDP))] x DHR

where:

SF	=	Scaling Factor;

EDP	=	Expected Dilution Percentage;

DS	=	Dilution Spike; and

DHR	=	Dilution Horizon Ratio.

“Dilution Spike” means, with respect to any Calculation Date, the highest of the twelve ratios determined by calculating, for each of the twelve (12) preceding Month End Dates, the average of the Dilution Ratios as of such Month End Date and the preceding Month End Date.

“Dollar Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, and (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”. The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Dollar Equivalent” means, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Currency other than Dollars, the equivalent amount in Dollars determined by the Agent or the Servicer, as applicable, on the basis of the Applicable Exchange Rate.

“Dollars” and “$” means the lawful currency of the United States.

“Donegal” means Donegal Receivables Purchasing Limited, a company incorporated under the laws of the Republic of Ireland.

“EBITDA” means, with respect to any Person for any period, consolidated net income (or loss) before deducting interest, taxes, depreciation and amortization expense, in each case of such Person and such Person’s Subsidiaries for such period. In connection with any determination made pursuant to clause (j)(iii) of Section 6.1 of the Receivables Funding Agreement, EBITDA of MAI shall be determined without taking into account any items (negative or positive) described as “extraordinary” items in the financial statements of MAI from which such EBITDA is determined; provided that no such adjustment for any determination will exceed $90,000,000.

“Eligible Investments” means any demand or time deposits or certificates of deposit or bearer securities or commercial paper rated at least A-1+ by S&P and P-1 by Moody’s which mature prior to the date and time for any payments to be made on the Advances and which are held with or issued by any person whose short term unsecured and unsubordinated debt obligations are rated at least A-1+ by S&P and P-1 by Moody’s.

“Eligible Receivable” means, at any time, any Receivable:

(a) which was originated by an Originator in the ordinary course of its business;

(b) (i) with respect to which each of the applicable Originators has performed all obligations required to be performed by it thereunder, including, if applicable, shipment of the merchandise and/or the performance of the services purchased thereunder; (ii) which has been billed to the relevant Obligor and is evidenced by an invoice; and (iii) which is required to be paid in full within one hundred and eighty (180) days of the original billing date therefor;

(c) which was originated in accordance with, and otherwise satisfies, all applicable requirements of the Credit and Collection Policy;

(d) which is governed by the laws of the applicable Originator’s or Obligor’s jurisdiction;

(e) which does not arise from the sale of any inventory (or other material used to create or process the goods related to such Receivable) that is subject to an Adverse Claim covering the proceeds of such inventory, such that such Receivable is subject to such Adverse Claim;

(f) which (together with the Related Security related thereto) has been the subject of a valid outright sale, transfer and assignment under (and in accordance with) a Purchase and Sale Agreement by the relevant seller to the Purchaser;

(g) which the Purchaser shall be the complete and outright legal and beneficial owner of, and have good and marketable title to, free and clear of all Adverse Claims;

(h) as to which at the time of purchase by the Purchaser pursuant to the Purchase and Sale Agreements, the Agent has not notified the Purchaser that the Agent has in good faith reasonably determined that such Receivable or any class of Receivables of which such Receivable is a part is not acceptable for purchase hereunder;

(i) the Obligor of which (i) is a resident of an Approved Country, (ii) is not an Excluded Obligor, (iii) is not a Non-Complying Obligor, and (iv) is not an individual;

(j) the Obligor of which has been directed to make all payments to a Blocked Account;

(k) which under any related Contract and applicable Law is assignable without the consent of, or notice to, the Obligor of which unless such consent has been obtained and is in effect or such notice has been given, in each case in writing;

(l) which, together with any related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any litigation, dispute, offset, counterclaim or other defense;

(m) which is (i) denominated in a Currency, and (ii) payable to the relevant Originator only in a Currency;

(n) which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits), except as expressly permitted by the Receivables Funding Agreement and the Servicing Agreement;

(o) which in the case of (i) a Receivable originated by a US Originator, is an “account” and is not evidenced by an “instrument” within the meaning of Article 9 of the UCC, and (ii) a Receivable originated by any other Originator, is a right to payment of a monetary obligation for (A) property that has been sold, assigned or otherwise transferred, or (B) services rendered by such Originator to an Obligor, and which is not evidenced by an instrument, note, agreement or other writing (other than a Contract) the delivery or endorsement of which is necessary to transfer or otherwise perfect an ownership interest in such Receivable;

(p) which, together with any Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such Law in any material respect;

(q) the assignment of which (directly and indirectly) to the Purchaser, and the grant of a security interest over which by the Purchaser to the Agent does not violate, conflict or contravene any applicable Law or any contractual or other restriction, limitation or encumbrance;

(r) which (together with the Related Security related thereto) has been the subject of the grant of a perfected first priority security interest by the Purchaser to the Agent, on behalf of the Secured Parties, of all of the Purchaser’s right, title and interest therein, as security for the Secured Obligations;

(s) which, if originated by the French Originator, if the relevant Obligor is an Official Body, the Receivable shall not arise from the provision of services which have been subcontracted pursuant to French Law no. 75-1334 of December 31, 1975 as amended and supplemented, or any similar provision; and

(t) which is not past due on the applicable Purchase Date.

“English Process Agent” means the Law Debenture Group, with offices located on the Closing Date at 100 Wood Street, Fifth Floor, London EC2V 7EX.

“EURIBOR” means, in relation to any Advance denominated in Euro and any Rate Period:

(a) unless clause (b) applies, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to five decimal places) of the offered rates (if any) appearing on Reuters Page EURIBOR 01, or any equivalent successor to such page, for deposits in Euro for such Rate Period at or about 11.00 a.m. (Brussels time) on the date which is two TARGET Settlement Days before the first day of such Rate Period;

(b) in the event that (i) no such rates appear on Reuters Page EURIBOR 01 or other applicable page of that service, (ii) the applicable page is not on display, or (iii) Reuters is not operating; then the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to five decimal places) of the rates (as notified to the Agent) at which the Agent was offering to prime banks in the Euro- zone interbank market deposits in Euro and for such Rate Period at or about 11.00 a.m. (Brussels time) on the date which is two TARGET Settlement Days before the first day of such Rate Period.

“Euro” means the lawful currency of the Participating Member States.

“Euro Base Rate” means, for any day, a fluctuating rate per annum determined by the Agent as being equal to the base rate of interest (prior to including any margin) at which prime banks in the Participating Member States generally make advances in Euro available to commercial borrowers in amounts and for periods comparable to the applicable amount of the Advance for which such rate is being determined for the remainder of the Rate Period applicable thereto.

“Euro Overnight Rate” means the Euro Over Night Index Average as calculated by the European Central Bank and appearing on the Telerate Service on the page designated 247, or any equivalent successor to such page, or, if no such rate is available for the relevant Rate Period, the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Agent at its request, quoted by leading banks in the European interbank market.

“Event of Bankruptcy” means, with respect to any Person, the occurrence of any of the following:

(a) such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally;

(b) the value of the assets of such Person is less than its liabilities (taking into account contingent and prospective liabilities);

(c) the declaration of a moratorium in respect of any indebtedness of such Person in excess of the Threshold Debt Amount;

(d) such Person shall make a general assignment for the benefit of creditors or a composition, compromise, assignment or arrangement with any creditor of such Person;

(e) the institution of any voluntary case or other proceeding by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, examinership, reorganization (excluding, for the avoidance of doubt, any corporate reorganization not pursuant to any Insolvency Law to which the Agent has given its prior written consent, such consent not to be unreasonably withheld or delayed), arrangement, adjustment, protection, relief or composition of it or its debts under any Insolvency Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, examiner or other similar official for it or any substantial part of its property or such Person shall consent to the appointment of or taking possession by a receiver, examiner or other similar official for such Person or for any substantial part of its property, or any analogous procedure or step is taken in any jurisdiction;

(f) the institution of any case or other proceeding against such Person without such Person’s application or consent seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, examinership, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Insolvency Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, examiner or other similar official for it or any other substantial part of its property and such case or proceeding shall have continued undismissed, or unstayed and in effect, for a period of seventy-five (75) days or an order for relief in respect of such Person shall be entered in an involuntary case under an Insolvency Law, or any analogous procedure or step is taken in any jurisdiction; or

(g) such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a), (b), (c), (d), (e) or (f).

“Event of Default” is defined in Section 6.1 of the Receivables Funding Agreement.

“Excess Capacity Event” means any period of sixty (60) consecutive days ending prior to the occurrence of an Event of Default or a Potential Event of Default during which the Borrowing Base exceeds an amount equal to the product of (a) 1.25, times (b) the Aggregate Facility Limit.

“Excluded Country” means any country as to which transactions by any Originator, the Purchaser, any Facility Lender, the Agent, any Conduit CP Funding Provider or any Conduit Support Provider of the types contemplated by the Transaction Documents would be prohibited or restricted (including pursuant to any Currency Convertibility and Transfer Limitation) under applicable Law.

“Excluded Country Concentration Amount” means at any time an amount in Dollars equal to the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all of the Eligible Receivables of Obligors resident in any Excluded Country at such time.

“Excluded Obligor” means an Obligor which is (a) an Affiliate or employee of any of the Originators, (b) an Official Body, (c) is an individual, or (d) a Person as to which the funding of Receivables of such Obligor by any Facility Lender, the Agent or any Conduit Support Provider would be restricted or prohibited under applicable Law.

“Excluded Receivable” means (a) any indebtedness, right to payment or other payment obligation owing by any Obligor whose address (as listed on the invoice in respect of such indebtedness, right to payment or other payment obligation) is located in any country that is not listed on Schedule 1.1A or Schedule 1.1B, (b) any indebtedness, right to payment or other payment obligation owing in a currency (as listed on the invoice in respect of such indebtedness, right to payment or other payment obligation) other than a Currency, (c) any indebtedness, right to payment or other payment obligation owing by any Obligor (as listed on the invoice in respect of such indebtedness, right to payment or other payment obligation) which is a Subsidiary of MAI, and (d) any other indebtedness, right to payment or other payment obligation specified by the Servicer and the Agent in writing from time to time as constituting an Excluded Receivable (such specification to be accomplished by excluding all indebtedness and other payment rights and obligations owing by an Obligor whose full official name and address is set out in such written specification).

“Excluded Taxes” means, with respect to any recipient:

(a) all franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts other than by reference to the transactions contemplated in the Transaction Documents; and

(b) all franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts as a result of the transactions contemplated in the Transaction Documents in the jurisdiction in which the office is (or offices are) located through which such recipient performs its obligations under the Transaction Documents.

“Expected Dilution Percentage” means, with respect to any Calculation Date, the average of the Dilution Ratios for the twelve months ending on the Month End Date immediately preceding such Calculation Date.

“Face Amount” means, with respect to the outstanding Commercial Paper issued to fund Advances under the Receivables Funding Agreement at any time (a) with respect to any such Commercial Paper issued on a discount basis, the face amount thereof, and (b) with respect to any such Commercial Paper issued on an interest-bearing basis, the principal amount thereof plus the amount of all interest then accrued on such Commercial Paper and which will accrue thereon (which in the case of any Commercial Paper with a variable rate of interest shall be such amount as reasonably determined by the Agent in good faith) from the date of calculation to its stated maturity date.

“Facility Lender” is defined in the preamble to the Receivables Funding Agreement.

“Facility Limit” means, with respect to any Facility Lender, the amount in Dollars set forth opposite such Facility Lender’s name on Schedule I to the Receivables Funding Agreement under the heading “Facility Limit”, as such amount may from time to time be reduced or increased (including by way of transfer to or from such Facility Lender) as provided in the Transaction Documents.

“Fahrenheit” means Quena Plant Protection, a Netherlands Antilles branch of Fahrenheit Holding B.V., a company organized under the laws of the Netherlands.

“Fahrenheit Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 28, 2004, between the Purchaser, as purchaser, and Fahrenheit, as seller.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (0.01%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a New York Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding New York Business Day as so published on the next succeeding New York Business Day, and (b) if no such rate is so published on such next succeeding New York Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by it.

“Fee Letter” means the confidential letter agreement dated as of the Closing Date and addressed by the Agent and the Facility Lenders to the Parent and the Purchaser, with respect to certain fees to be paid by the Purchaser and the Parent in connection with transactions contemplated by the Transaction Documents and other matters.

“Final Payout Date” means the date after the Termination Date on which the Advances, all accrued Servicing Fees and all other Aggregate Unpaids have, in each case, been fully and finally paid.

“Financial Assets” of any Person as of any date means the sum of all cash, cash equivalents and short-term investments and deposits of such Person on such date.

“Forward Amount” means, at any time, any amount payable by a Facility Lender or the relevant Conduit or Conduit CP Funding Provider, as the case may be, to a Hedge Counterparty pursuant to a Forward Contract at such time.

“Forward Contract” means a forward currency exchange contract entered into between a Facility Lender or the relevant Conduit or Conduit CP Funding Provider, as applicable, and the relevant Hedge Counterparty, pursuant to which such Facility Lender or such Conduit or Conduit CP Funding Provider, as applicable, will be entitled to receive a fixed amount of funds in Dollars in exchange for delivering to the relevant Hedge Counterparty a fixed amount of funds in another Currency.

“French Originator” means Makhteshim Agan France S.à r.l., a société á responsabilité limitée organized under the laws of France.

“French Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 28, 2004, between the Purchaser, as purchaser, and the French Originator, as seller.

“French Receivable” means any Receivable governed by or otherwise subject to the laws of France.

“GAAP” means, with respect to (a) MAI and its Subsidiaries, generally accepted accounting principals applicable to such Person or to the consolidated group of which such Person is a member, including international financial reporting standards, whether applicable by election or by operation of Law, as appropriate, (b) the Purchaser, means generally accepted accounting principles applicable in the Republic of Ireland, and (c) any Servicer other than MAI or any of its Subsidiaries, or any other Person, generally accepted accounting principles applicable to such Person or the consolidated group of which it is a member.

“German Originator” means Feinchemie Schebda GmbH, a company organized under the laws of the Federal Republic of Germany.

“German Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 28, 2004, between the Purchaser, as purchaser, and the German Originator, as seller.

“German Receivable” means any Receivable governed by or otherwise subject to the laws of Germany.

“Guaranty” means, with respect to any Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

“Hedge Counterparty” means the party to a Forward Contract or a Spot Contract, as the case may be, other than a Facility Lender or a Conduit or a Conduit CP Funding Provider which has provided funding to a Facility Lender.

“Indebtedness” means, with respect to any Person, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (e) Capitalized Lease obligations,

(f) obligations for which such Person is obligated pursuant to a Guaranty, (g) reimbursement obligations with respect to any letters of credit and (h) any other liabilities (other than, in the event that the sale and transfer and/or assignment of the Receivables is treated as a financing for the purposes of GAAP, the amount of such Receivables sold and transferred (and/or assigned) pursuant to the Transaction Documents) which would be treated as indebtedness in accordance with GAAP including, for the avoidance of doubt but without limiting the foregoing, Bank Debt.

“Indemnified Amounts” is defined in Section 7.1 of the Receivables Funding Agreement.

“Indemnified Parties” is defined in Section 7.1 of the Receivables Funding Agreement.

“Initial Advance Date” means the date on which the initial Advance is made on or after September 28, 2004.

“Insolvency Law” means any law, rule or regulation relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts.

“Instructing Group” means, at any time, Facility Lenders (excluding each Facility Lender which is in default of its respective obligations under any of the Transaction Documents to which it is a party) whose Facility Limits at such time aggregate more than 66- 2/3% of the Aggregate Facility Limit.

“Irvita” means Irvita Plant Protection N.V., a company organized under the laws of the Netherlands Antilles.

“Irvita Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2001, between the Purchaser, as purchaser, and Irvita, as seller.

“Israeli Business Day” means any day other than a Friday or a Saturday or a day on which Banks in Tel Aviv, Israel are authorized or required by law to close.

“Israeli Originators” means each of Agan Aroma, Agan Chemical Manufacturers, Agan Chemical Marketing and Makhteshim Chemical Works.

“Israeli Purchase and Sale Agreements” means (a) the Agan Aroma Purchase and Sale Agreement, (b) the Agan Chemical Manufacturers Purchase and Sale Agreement, (c) the Agan Chemical Marketing Purchase and Sale Agreement, and (d) the Makhteshim Chemical Works Purchase and Sale Agreement.

“Israeli Receivable” means any Receivable governed by or otherwise subject to the laws of Israel.

“Israeli Reference Banks” means leading banks in Israel selected by the Agent.

“Italian Originator” means Makhteshim Agan Italia S.r.l., a limited liability company organized under the laws of Italy.

“Italian Originator Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated on or around the Closing Date, between Rabobank Utrecht, as purchaser, and the Italian Originator, as seller.

“Italian Purchase and Sale Agreements” means the Italian Originator Purchase and Sale Agreement and the Italian Subrogation Agreement.

“Italian Receivable” means any Receivable governed by or otherwise subject to the laws of Italy.

“Italian Subrogation Agreement” means the subrogation agreement, dated on or around the Closing Date, between Rabobank Utrecht, as seller, and the Purchaser, as purchaser, in respect of the rights of Rabobank Utrecht under the Italian Originator Purchase and Sale Agreement.

“Koor Approved Party” means each of Koor Industries Ltd., any one or more of its controlling shareholders (IDB Holding Corporation, IDB Development Corporation and Discount Investment Corporation) and each other shareholder of MAI reasonably acceptable to the Agent which (a) has agreed with Koor Industries Ltd to act in concert with it in connection with their shareholdings in MAI and (b) does not have any veto or comparable rights with respect to the outstanding shares of voting stock of MAI held by such Koor Approved Party.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body or any fiscal, monetary or other authority having jurisdiction over or the ability (either directly or indirectly) to otherwise control, regulate or bind any Person or its property or assets.

“LIBOR” means, in relation to any Advance denominated in Dollars or Sterling and any Rate Period:

(a) a rate per annum determined by the Agent to be equal to the applicable Screen Rate (rounded upwards to five decimal places), or

(b) in the event no such Screen Rate is available, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to five decimal places) of the rates offered by the Agent to prime banks in the London interbank market for deposits in the relevant Currency and with a term equivalent to such Rate Period, in each case, at or about 11.00 a.m. (London time) on (i) in relation to Sterling, the first day of the relevant Rate Period, or (ii) in relation to Dollars, two (2) London Banking Days prior to the first day of the relevant Rate Period.

“Liquidation Reserve Percentage” means, with respect to any Calculation Date, a percentage equal to the product of (a) the sum of (i) the Dollar Base Rate determined by the Agent in its reasonable discretion as of the related Monthly Reporting Date, plus (ii) two percent (2.0%), times (b) the quotient of (i) the Adjusted DSO divided by (ii) three hundred and sixty (360).

“London Banking Pay” means any day, other than a Saturday or Sunday, on which dealings in interbank deposits in Dollars and Euro and in foreign exchange are carried on in the London interbank market.

“Loss and Dilution Reserve Percentage” means, with respect to any Calculation Date, a percentage equal to the greater of (a) the sum of the Loss Reserve Percentage and the Dilution Reserve Percentage, and (b) the Reserve Floor Percentage, in each case for such Calculation Date.

“Loss Horizon Applicable Sales” means, at any time with respect to any Applicable Sales Determination Date, the sum of the products of (a) the First Percentage times the total sales of the Originators generated during the six calendar months ending on such Applicable Sales Determination Date, plus (b) the Second Percentage times the total sales of the Originators generated during the seven calendar months ending on such Applicable Sales Determination Date, plus (c) the Third Percentage times the total sales of the Originators generated during the eight calendar months ending on such Applicable Sales Determination Date, plus (d) the Fourth Percentage times the total sales of the Originators generated during the nine calendar months ending on such Applicable Sales Determination Date, plus (e) the Fifth Percentage times the total sales of the Originators generated during the ten calendar months ending on such Applicable Sales Determination Date, plus (f) the Sixth Percentage times the total sales of the Originators generated during the eleven calendar months ending on such Applicable Sales Determination Date.

“Loss Horizon Determination Periods” means, at any time with respect to any Applicable Sales Determination Date, the eleven periods, each comprising one calendar month, ending on such Applicable Sales Determination Date.

“Loss Horizon Ratio” means, with respect to any Calculation Date, the quotient, expressed as a percentage, of (a) Loss Horizon Applicable Sales, divided by (b) the Net Receivables Balance at the most recent Month End Date.

“Loss Ratio” means, for any Calculation Date, the highest of the twelve (12) ratios determined by calculating, for each of the twelve (12) preceding Month End Dates, the average of the Default Ratios as of the three (3) Month End Dates ending on each such Month End Date.

“Loss Reserve Percentage” means, with respect to any Calculation Date, a percentage calculated in accordance with the following formula:

SF x LR x LHR

where:

SF	=	Scaling Factor;

LR	=	Loss Ratio; and

LHR	=	Loss Horizon Ratio.

“MAI” means Makhteshim Agan Industries Ltd., a limited company organized under the laws of the State of Israel.

“MAI Party” means MAI, each Originator and each Affiliate of MAI from time to time party to a Transaction Document.

“Makhteshim Agan España” means Makhteshim Agan España S.A., a corporation organized under the laws of the Kingdom of Spain.

“Makhteshim Agan España Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2001, by and between the Purchaser, as purchaser, and Makhteshim Agan España, as seller.

“Makhteshim Chemical Works” means Makhteshim Chemical Works Ltd., a company organized under the laws of Israel.

“Makhteshim Chemical Works Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2001, between the Purchaser, as purchaser, and Makhteshim Chemical Works, as seller.

“MANA” means Makhteshim Agan of North America, Inc., a corporation organized under the laws of the State of Delaware.

“MANA Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated September 28, 2004, by and between the Purchaser, as purchaser, and MANA, as seller.

“Material Adverse Effect” means any event or condition which could, in the good faith determination of the Agent, have a material adverse effect on (a) the collectability of the Receivables, (b) the condition (financial or otherwise), businesses or properties of the Purchaser, the Parent, any Originator, the Servicer, any Sub-Servicer or the Subordinated Lender, including any material adverse development in any litigation or arbitration relating to, or involving, such Person, (c) the ability of the Purchaser, the Parent, any Originator, the Servicer, any Sub-Servicer or the Subordinated Lender to perform its respective obligations under the Transaction Documents to which it is a party, (d) the legality, validity or enforceability of any Transaction Document or any part thereof, (e) the Purchaser’s, the Agent’s, any Lender’s or any other Secured Party’s interest in the Receivables, any related other Affected Assets or any Collections with respect thereto, or (f) the interests of the Agent or any Secured Party under any of the Transaction Documents.

“Matured Value” means, with respect to the outstanding Related Commercial Paper at any time (a) with respect to any Commercial Paper issued on a discount basis, the face amount thereof, and (b) with respect to any Commercial Paper issued on an interest-bearing basis, the principal amount thereof plus the amount of all interest then accrued on such Commercial Paper and which will accrue thereon (which in the case of any Commercial Paper with a variable rate of interest shall be such amount as reasonably determined by the Agent in good faith) from the date of calculation to its stated maturity date.

“Maturity Date” means the earlier of:

(a) the Scheduled Maturity Date; and

(b) the date on which the Advances are declared or automatically become due and payable pursuant to Section 6.2 or 63 of the Receivables Funding Agreement.

“Maximum Currency Net Advances” means at any time for any Currency (a) the Aggregate Currency Facility Limit for such Currency at such time, less (b) the product of (i) the Participant Reduction Amount (if any) at such time times (ii) a fraction the numerator of which is the Aggregate Currency Facility Limit for such Currency at such time and the denominator of which is the Aggregate Facility Limit at such time, in each case before giving effect to such reduction; provided that any reduction in the Currency Facility Limit as a result of clause (b) shall only take effect on the Settlement Date occurring in the calendar month immediately following the month in which the relevant Participant Event occurs.

“Maximum Net Advances” means, at any time (a) the Aggregate Facility Limit at such time, less (b) the Participant Reduction Amount (if any) at such time; provided that any reduction in the Maximum Net Advances as a result of clause (b) shall only take effect on the Settlement Date occurring in the calendar month immediately following the month in which the relevant Participant Event occurs.

“Month End Date” means the last day of each calendar month.

“Monthly Reporting Date” is defined in Section 3.2 of the Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Net Advances” means, at any time, an amount in Dollars equal to the sum of the Dollar Equivalents at such time of the Currency Net Advances in each Currency.

“Net Debt” of any Person as of any date means the excess of (a) the Bank Debt of such Person (other than as referred to in clauses (e) and (f) of the definition thereof) on such date over (b) the Financial Assets of such Person on such date.

“Net Receivables Balance” means, at any time, an amount equal to (a) the Dollar Equivalent of the aggregate Unpaid Balance of all Eligible Receivables denominated in all Currencies at such time, less (b) the Dollar Equivalent of the aggregate Unpaid Balance of Defaulted Receivables that were otherwise Eligible Receivables at such time less (c) the Total Excess Concentration Amount at such time.

“Net Worth” of any Person as of any date means the excess of total assets over total liabilities of such Person as of such date, where total assets and total liabilities are determined in accordance with GAAP consistently applied (or with such changes relevant to the determination thereof as have been notified to and are acceptable to the Agent).

“New York Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York City are authorized or required by law to close.

“New York Process Agent” means CT Corporation System with its address at 111 Eighth Avenue New York, NY 10011.

“Non-Complying Obligor” means, with respect to each Obligor:

(a) except as provided in clause (b), such Obligor pays each month, for a period of three consecutive calendar months, more than ten percent (10%) of the amounts owing by it to the relevant Originator into an account other than a Blocked Account with respect to which a Blocked Account Agreement is in place; and

(b) if any Obligor has at any point become a Non-Complying Obligor under clause (a) and subsequently (as a result of making the requisite amount of payments into the appropriate Blocked Account) no longer qualifies as a Non- Complying Obligor, such Obligor shall become a Non-Complying Obligor if it pays, in any calendar month, more than ten percent (10%) of the amounts owing by it to the relevant Originator into an account other than a Blocked Account with respect to which a Blocked Account Agreement is in place.

“Non-Public Information” means with respect to any Person all information relating to such Person which is received by a recipient pursuant to or in connection with any Transaction Document in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but excludes information that:

(a) is or becomes public information other than as a direct or indirect result of any breach by such recipient of its confidentiality obligations under a Transaction Document; or

(b) is identified in writing at the time of delivery as non-confidential by such Person; or

(c) is known by such recipient before the date the information is disclosed to it, or is lawfully obtained by such recipient after that date in a manner which, as far as such recipient is aware, has not been obtained in breach of, or is not otherwise subject to, any obligation of confidentiality.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments in respect of such Receivable pursuant to a Contract or otherwise; provided that, for purposes of the definitions of “Obligor Concentration Amount” and “Obligor Concentration Percentage”, any group of two or more Obligors that are Affiliates of each other shall be treated as a single Obligor.

“Obligor Concentration Amount” means, with respect to any Obligor at any time, an amount in Dollars equal to the amount by which (a) the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all of the Eligible Receivables of such Obligor at such time that are not Defaulted Receivables, exceeds (b) the product of (i) the Obligor Concentration Percentage for such Obligor, times (ii) the sum of the Dollar Equivalents of the aggregate Unpaid Balances of all Eligible Receivables at such time that are not Defaulted Receivables.

“Obligor Concentration Percentage” means, at any time, for any Obligor located in any Category One Country, Category Two Country or Excluded Country, the percentage set forth below opposite such Obligor’s country type:

Category One Country	two percent (2%); provided that, for not more than six (6) Obligors in the aggregate, the applicable percentage shall be three percent (3%);

Category Two Country	two percent (2%); provided that, for not more than six (6) Obligors in the aggregate,, the applicable percentage shall be three percent (3%); and

Excluded Country	zero percent (0%).

“Official Body” means any federal, state, county, city or local government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles or any recognized stock exchange or listing authority, in each case whether foreign or domestic.

“Offshore Rate” means for any Advance funded (a) in Dollars or Sterling, LIBOR, (b) in Euro, EURIBOR, (c) in Shekels, the Shekel Offshore Rate, (d) in Australian Dollars, BBR, and (e) in Zloty, the Zloty Offshore Rate.

“Omnibus Amendment” means the Omnibus Amendment Agreement, dated as of the Closing Date, by and among, inter alia, the parties hereto.

“Organic Documents” of any Person means its memorandum and articles of association, articles or certificate of incorporation and by-laws, limited liability agreement, partnership agreement or other comparable charter or organizational documents as amended from time to time.

“Origination and Servicing Affiliate” is defined in Section 2.1(b) of the Servicing Agreement.

“Originators” means, as the context requires, all or any one of the Antilles Originators, the Australian Originator, the French Originator, the German Originator, the Israeli Originators, the Italian Originator, the Polish Originator, the Spanish Originators, the UK Originator and the US Originators.

“Other Customer” means any Person other than the Purchaser that has entered into an agreement or instrument with a Facility Lender or any Conduit in connection with the provision of financing for the purchase or funding of receivables or other financial assets.

“Overnight Rate” means, for any Advance funded (a) in Dollars, the Federal Funds Rate, (b) in Euro, the Euro Overnight Rate, (c) in Sterling, the Sterling Overnight Rate, (d) in Shekels, the Shekel Overnight Rate, (e) in Australian Dollars, the Australian Dollar Overnight Rate, and (f) in Zloty, the Zloty Overnight Rate.

“Parent” means MAI.

“Parent Undertaking Agreement” means the Parent Undertaking Agreement, dated as of September 28, 2004, among the Parent, the Purchaser and the Agent.

“Participant” means any Person from time to time acquiring a participation in the risk of the commitment of a Conduit Support Provider or in the rights and benefits of a Conduit Support Provider in any advances or investments made by it pursuant to its Conduit Support Agreement, whether on a funded or an unfunded basis.

“Participant Event” means, with respect to any Participant, that either:

(a) such Participant shall fail to have both a short-term rating for its senior unsecured foreign currency obligations of at least P1 from Moody’s and a short-term rating for its senior unsecured foreign currency obligations of at least A2 from S&P; or

(b) such Participant shall notify Rabobank of the termination of such Participant’s commitment under its Participation Agreement stating that such termination is made as a result of a Regulatory Capital Event; and

in either case the Agent elects to notify the Purchaser and the Parent that a Participant Event has occurred and that the amount of available funding shall be reduced by the Participation Reduction Amount as provided in the Transaction Documents. For the avoidance of doubt, the Participant shall not be required to provide any details or evidence to support its notice in clause (b) above.

“Participant Reduction Amount” means, at any time, with respect to all Participants in respect of which a Participant Event is continuing, the aggregate amount of such Participants’ commitments to acquire participations in the relevant Conduit Support Provider’s commitments, advances and investments under its Conduit Support Agreement.

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Participation Agreement” means (a) the Participation Agreement, dated as of September 28, 2004, between Rabobank and Bank Leumi le Israel B.M., and (b) the Participation Agreement, dated as of September 28, 2004, between Rabobank and Bank Hapoalim B.M.

“Payment Term Percentage” means, at any time, the six individual percentages, adding up to one hundred percent (100%), most recently supplied by the Servicer to the Agent (which the Servicer hereby undertakes to provide promptly following each written request of the Agent), each of which represents the percentage of the Total Receivables Balance represented by specific payment terms which the Originators have granted to the Obligors, in increments of thirty (30) days up to one-hundred eighty (180) days. The respective Payment Term Percentages shall be referred to in this Schedule of Definitions as follows:

Payment Terms	Reference

up to 30 days	First Percentage

31-60 days	Second Percentage

61-90 days	Third Percentage

91-120 days	Fourth Percentage

121-150 days	Fifth Percentage

151-180 days	Sixth Percentage

“Permitted Advance Date” means, with respect to (a) the initial Advance (or initial Advances in more than one Currency), the Initial Advance Date, and (b) any other Advance (i) any date set forth in clause (a)(i) of the definition of Settlement Date, or (ii) to the extent the Agent (acting upon the instruction of the Instructing Group) determines, any other day.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Polish Originator” means Makhteshim-Agan Poland Sp z o.o., a limited company organized under the laws of Poland.

“Polish Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated on or around the Closing Date, between the Purchaser, as purchaser, and the Polish Originator, as seller.

“Polish Receivable” means any Receivable governed by or otherwise subject to the laws of Poland.

“Potential Event of Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Potential Servicer Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Servicer Default.

“Principal Obligations” is defined in Section 9.14 of the Receivables Funding Agreement.

“Purchase and Sale Agreements” means, as the context requires, all or any one of the Antilles Purchase and Sale Agreements, the Australian Purchase and Sale Agreement, the French Purchase and Sale Agreement, the German Purchase and Sale Agreement, the Israeli Purchase and Sale Agreements, the Italian Purchase and Sale Agreements, the Polish Purchase and Sale Agreement, the Spanish Purchase and Sale Agreements, the UK Purchase and Sale Agreement, and the US Purchase and Sale Agreements.

“Purchase Date” means, with respect to any Receivable, the date of purchase thereof by the Purchaser under the applicable Purchase and Sale Agreement.

“Purchase Termination Date” means, in relation to any Purchase and Sale Agreement, the date on or after which the Purchaser will make no further purchases of Receivables thereunder, as further defined and specified in such Purchase and Sale Agreement.

“Purchaser” means Donegal Receivables Purchasing Limited, a company incorporated under the laws of the Republic of Ireland.

“Qualifying Lender” means a Person beneficially entitled to any interest payable to that Person under a Transaction Document:

(a) which is a bank carrying on a bona fide banking business in Ireland; or

(b) which is a person resident in a country with which Ireland has a double taxation treaty or which is a person resident in a member state of the European Union (other than Ireland) provided in each case such person does not receive such interest in connection with a trade or business carried on by it through an Irish branch or agency.

“Quena” means Quena Plant Protection N.V., a company organized under the laws of the Netherlands Antilles.

“Quena Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2001, between the Purchaser, as purchaser, and Quena, as seller.

“Rabobank” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), London Branch.

“Rabobank Utrecht” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A..

“Rate Period” means, with respect to any Advance at any time, the funding period then in effect with respect to such Advance determined in accordance with Section 2.4 of the Receivables Funding Agreement; provided that:

(a) any Rate Period with respect to any Advance which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided that, if Yield in respect of such Rate Period is computed by reference to (i) LIBOR and such Rate Period would otherwise end on a day which is not a London Banking Day and there is no subsequent London Banking Day in the same calendar month as such day, such Rate Period shall end on the next preceding London Banking Day, (ii) EURIBOR and such Rate Period would otherwise end on a day which is not a Brussels Banking Day, and there is no subsequent Brussels Banking Day in the same calendar month as such day, such Rate Period shall end on the next preceding Brussels Banking Day; and

(b) in the case of any Rate Period for any Advance which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Rate Period shall end on such Termination Date and the duration of each Rate Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Agent.

“Receivable” means any indebtedness or other obligation owing by any Obligor to any Originator (prior to giving effect to any transfer under the relevant Purchase and Sale Agreement) or to the Purchaser (after giving effect to any transfer under the relevant Purchase and Sale Agreement) to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, instrument or general intangible, denominated in any Currency, arising in connection with the sale of products or services by such Originator to such Obligor or an Affiliate of such Obligor, and includes the obligation to pay any fees and other charges with respect thereto; provided that the term “Receivable” shall also include any supplemental definition contained in any Purchase and Sale Agreement with respect to the Receivables created or acquired by the relevant Originator; and provided, further, that the term “Receivable” shall not include any Excluded Receivable.

“Receivables Balance Report” means a report in substantially the form of Exhibit A to the Servicing Agreement and furnished, or to be furnished, by the Servicer to the Agent and the Administrator pursuant to Section 3.2(b) of the Servicing Agreement.

“Receivables Balance Reporting Date” is defined in Section 3.2(b) of the Servicing Agreement.

“Receivables Funding Agreement” means the Receivables Funding Agreement, dated as of September 28, 2004, by and among the Purchaser, the Facility Lenders and the Agent.

“Records” means all Contracts, if any, and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the Purchaser, MAI, any Originator or the Servicer with respect to the Receivables, any related other Affected Assets or the Obligors, including any Purchase and Sale Notice (as such term is defined in the Israeli Purchase and Sale Agreements).

“Reference Banks” means the principal London or Sydney office (as applicable) of each of Barclays Bank PLC, Lloyds TSB Bank PLC, HSBC Bank plc and The Royal Bank of Scotland plc or such other bank or banks which the Agent may appoint from time to time to replace any such Reference Bank.

“Regulatory Capital Event” means, with respect to any Participant, that in such Participant’s sole determination and discretion a material increase in the capital cost to such Participant of maintaining its participation pursuant to its Participation Agreement has occurred and is continuing.

“Related Commercial Paper” means, at any time of determination, Commercial Paper the proceeds of which are allocated by the Agent on the basis of information provided by each Facility Lender as the source of funding the acquisition or maintenance of the Advances by such Facility Lender and, for any Currency, the portion of such Commercial Paper so allocated by the Agent as the source of funding for Advances denominated in such Currency.

“Related Security” means with respect to any Receivable, all of the applicable Originator’s (prior to giving effect to any transfer under the relevant Purchase and Sale Agreement) or the Purchaser’s rights, title and interest in, to and under:

(a) any goods (including returned or repossessed goods) and documentation or title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;

(b) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to a Contract related to such Receivable or otherwise, together with all financing statements and other filings signed by an Obligor relating thereto;

(c) any Contract and all guarantees, indemnities, warranties, insurance (casualty, credit or otherwise; and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to a Contract related to such Receivable or otherwise;

(d) all Records related to such Receivable; and

(e) all Collections on and other proceeds of any of the foregoing.

“Reserve Floor Percentage” means, with respect to any Calculation Date, the greater of:

(a) the sum of (i) twenty-five percent (25%), plus (ii) the product of (A) the Expected Dilution Percentage, times (B) the Dilution Horizon Ratio; and

(b) the greatest as at such Calculation Date of:

(i) a fraction expressed as a percentage the numerator of which is the sum of the Unpaid Balance of all Receivables owing by Obligors located in the A-1/P-1 rated country having the largest such Unpaid Balance of Receivables and the denominator of which is the Unpaid Balance of all Receivables;

(ii) a fraction expressed as a percentage the numerator of which is the sum of the Unpaid Balance of all Receivables owing by Obligors located in the two A-2/P-2 rated countries having the largest such Unpaid Balances of Receivables and the denominator of which is the Unpaid Balance of all Receivables; and

(iii) a fraction expressed as a percentage the numerator of which is the sum of the Unpaid Balance of all Receivables owing by Obligors located in the three A-3/P-3 rated countries having the largest such Unpaid Balances of Receivables and the denominator of which is the Unpaid Balance of all Receivables.

“Scaling Factor” means:

(a) except as provided in clause (b), two and one-quarter (2.25); and

(b) at any time a Participant Event is continuing as a result of clause (b) of the definition of that term, two and one-half (2.50); provided that this clause (b) shall only apply as from the Settlement Date occurring in the calendar month immediately following the month in which the relevant Participant Event occurs.

“Schedule of Definitions” means this Amended and Restated Master Schedule of Definitions, Interpretations and Construction, dated as of the Closing Date, by and among the parties hereto.

“Scheduled Maturity Date” means September 28, 2012 or such later date to which the Scheduled Maturity Date has been extended pursuant to Section 2.11 of the Receivables Funding Agreement.

“Screen Rate” means, with respect to any Currency and any Rate Period, the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page 3750) for deposits in such Currency (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period; provided that, in the event such offered rate does not appear on such page or service or such page or service shall cease to be available, the offered rate per annum (rounded upwards to five (5) decimal places) equal to the offered rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in such Currency (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period.

“Secured Obligations” means all obligations from time to time of the Purchaser to the Facility Lenders, the Agent and the other Secured Parties under the Security Documents and under the other Transaction Documents, of whatever nature and whenever arising.

“Secured Parties” means the Facility Lenders, the Agent, the Administrators and the other Indemnified Parties.

“Security Agreement” means the Deed of Charge and Assignment, dated September 28, 2004, between the Purchaser and the Agent.

“Security Documents” means the Security Agreement, the Spanish Pledge over Receivables and each other security agreement, deed of charge and assignment or other agreement executed or delivered from time to time by the Purchaser pursuant to the Transaction Documents.

“Senior Obligations” means all Aggregate Unpaids which may now or hereafter be owing by the Purchaser to the Agent and/or any other Secured Party under the Transaction Documents.

“Servicer” means, initially, MAI, in its capacity as Servicer under the Servicing Agreement, and any other Person as may from time to time be appointed as Servicer pursuant to Section 2.1 of the Servicing Agreement.

“Servicer Default” is defined in Section 7.1 of the Servicing Agreement.

“Servicer Report” means a report mutually agreed to by the Purchaser, the Servicer and the Agent from time to time and furnished, or to be furnished, by the Servicer to the Agent and the Administrator pursuant to Section 3.2 of the Servicing Agreement.

“Servicing Agreement” means the Receivables Servicing Agreement, dated as of September 28, 2004, among the Purchaser, the Servicer and the Agent.

“Servicing Fee” means, for any Currency, the fees payable in such Currency to the Servicer in respect of Receivables denominated in such Currency, in an amount equal to either (a) at any time when the Servicer is MAI or any of its Affiliates, three quarters of one percent (0.75%) per annum on the weighted monthly average of the aggregate Unpaid

Balances of such Receivables, or (b) at any time when the Servicer is not MAI or any of its Affiliates, the amount determined upon the agreement of such Person and the Agent, in either case, payable in arrears on each Settlement Date from Collections pursuant to, and subject to the priority of payments set forth in, Section 4.1 of the Servicing Agreement.

“Settlement Date” means (a) prior to the Termination Date (i) the twentieth (20th) day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day or (ii) such other day as the Purchaser and the Agent (acting upon the instruction of the Instructing Group) may from time to time mutually agree; and (b) for any Advance on and after the Termination Date, each day selected from time to time by the Agent (it being understood that the Agent, acting upon the instruction of the Instructing Group, may select Settlement Dates to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date for such Advance pursuant to clause (a)(i) of this definition.

“Share” means, at any time with respect to any Facility Lender, the amount (expressed as a percentage) equal to (a) the Facility Limit of such Facility Lender divided by (b) the Aggregate Facility Limit.

“Shared Costs” is defined in Section 7.2(d) of the Receivables Funding Agreement.

“Shekel” or “NIS” means the lawful currency of the State of Israel.

“Shekel Base Rate” means, for any day, a rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the nominal rate of interest in effect for such day as publicly announced from time to time by the Israeli Reference Banks. The “prime rate” is a rate of interest per annum announced by the Israeli Reference Banks as their “prime daily rate” of interest per annum on debit balances in current debit accounts maintained at the Israeli Reference Banks. Any change in the prime rate announced by all or any of the Israeli Reference Banks shall take effect at the opening of business on the day specified in the public announcement of such change.

“Shekel Offshore Rate” means the Shekel Base Rate.

“Shekel Overnight Rate” means, for any day, a rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate of interest per annum fixed by the Israeli Reference Banks from time to time as the rate applicable to all of its commercial customers for Shekel transactions on that day (prior to the addition of any margin).

“S&P” means Standard & Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business, or any successor that is a nationally recognized statistical rating organization.

“Spanish Originators” means each of Aragonesas Agro and Makhteshim Agan España.

“Spanish Pledge over Receivables” means the Spanish Pledge over Receivables, dated as of September 28, 2004, between the Purchaser and the Agent.

“Spanish Purchase and Sale Agreements” means (a) the Aragonesas Agro Purchase and Sale Agreement and (b) the Makhteshim Agan España Purchase and Sale Agreement.

“Spanish Receivable” means any Receivable governed by or otherwise subject to the laws of Spain.

“Spot Contract” means a spot currency exchange contract entered into between a Facility Lender or the relevant Conduit or Conduit CP Funding Provider, as applicable, and the relevant Hedge Counterparty pursuant to which such Facility Lender or such Conduit or Conduit CP Funding Provider, as applicable, will deliver a fixed amount of funds in Dollars and receive from the relevant Hedge Counterparty a fixed amount of funds in another Currency.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Sterling Base Rate” means, for any day, a fluctuating rate per annum determined by the Agent as being equal to the base rate of interest (prior to including any margin) at which prime banks in London generally make advances in Sterling available to commercial borrowers in amounts and for periods comparable to the applicable amount of the Advance for which such rate is being determined for the remainder of the Rate Period applicable thereto.

“Sterling Overnight Rate” means the Sterling Over Night Index Average as calculated by the Bank of England and appearing on the Telerate Service on the page designated 3937 or the Reuters page designated SONIA 1, or any equivalent successor to either such page, and if no such rate is available for the relevant Rate Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market.

“Subordinated Lender” means MAI.

“Subordinated Loan” is defined in Section 1.2 of the Subordinated Loan Agreement.

“Subordinated Loan Agreement” means the Subordinated Loan Agreement, dated as of September 28, 2004, by and among the Purchaser, the Subordinated Lender, the Agent and the Servicer.

“Subordinated Loan Borrowing Request” is defined in Section 1.2 of the Subordinated Loan Agreement.

“Subrogation Notice” means, in connection with the transfer of any French Receivables by way of subrogation pursuant to any Purchase and Sale Agreement, a subrogation notice (quittance subrogative), howsoever described, in the form attached to such Purchase and Sale Agreement.

“Sub-Servicer” means any Origination and Servicing Affiliate of MAI or any other Person, in each case, appointed as sub-servicer pursuant to Section 2.2 of the Servicing Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person, or (b) that is directly or indirectly controlled by such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“TARGET Settlement Day” means any day on which TARGET (the Trans-European Automated Real-Time Gross settlement Express Transfer System) is open.

“Taxes” is defined in Section 7.3 of the Receivables Funding Agreement.

“Termination Date” means the earliest of:

(a) the Maturity Date;

(b) the Conduit Termination Date; and

(c) the Purchase Termination Date under any Purchase and Sale Agreement (other than solely as a result of (i) the proviso to Section 6.3 of the Receivables Funding Agreement, or (ii) Section 2.7 of the Parent Undertaking Agreement); and

(d) the date (if any) declared by the Parent as the Termination Date during the continuation of a Potential Event of Default or Event of Default of the nature described in Section 6.1(j)(i) of the Receivables Funding Agreement.

“Threshold Debt Amount” means (a) in relation to the Purchaser, nine thousand five hundred US Dollars ($9,500), and (b) in the case of any MAI Party or any subsidiary thereof, five million US Dollars ($5,000,000), or, in each case, the equivalent in any other currency or currencies.

“Total Eligible Receivables Balance” means, at any time, the Dollar Equivalent of the aggregate Unpaid Balance of all Eligible Receivables denominated in all Currencies at such time.

“Total Excess Concentration Amount” means, at any time, the sum of (without duplication):

(a) the Country Concentration Amount at such time; and

(b) the Obligor Concentration Amount at such time.

“Total Receivables Balance” means, at any time, the Dollar Equivalent of the aggregate Unpaid Balance of Receivables denominated in all Currencies at such time.

“Total Reserve Percentage” means, with respect to any Calculation Date, a percentage equal to the sum of (a) the Liquidation Reserve Percentage, plus (b) the Loss and Dilution Reserve Percentage, in each case for such Calculation Date.

“Transaction Documents” means, collectively, this Schedule of Definitions, the Receivables Funding Agreement, the Servicing Agreement, the Parent Undertaking

Agreement, the Subordinated Loan Agreement, the Security Documents, the Purchase and Sale Agreements, the Blocked Account Agreements, the Fee Letter, the Agency Fee Letter, each Sub-Servicer appointment letter, each power of attorney, each Conduit CP Funding Agreement, each Conduit Support Agreement and all of the other instruments, documents and other agreements from time to time executed and delivered by the Purchaser, the Servicer, any Originator or any MAI Party pursuant to or in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions of the United States.

“UK Originator” means Makhteshim-Agan (UK) Limited, a limited company incorporated under the laws of England and Wales.

“UK Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 28, 2004, by and between Purchaser, as purchaser, and UK Originator, as seller.

“UK Receivable” means any Receivable governed by or otherwise subject to the laws of England and Wales.

“United Kingdom” and “UK” means the United Kingdom of Great Britain and Northern Ireland.

“Unpaid Balance” means, with respect to any Receivable at any time, the unpaid amount of such Receivable at such time.

“U.S.” or “US” or “United States” means the United States of America.

“US Originator” means each of Alligare, Control Solutions and MANA.

“US Purchase and Sale Agreements” means (a) the Alligare Purchase and Sale Agreement; (b) the Control Solutions Purchase and Sale Agreement, and (c) the MANA Purchase and Sale Agreement.

“US Receivable” means any Receivable governed by or otherwise subject to the laws of any State or territory of the United States.

“WIBOR” means, in relation to any Advance denominated in Zloty and any Rate Period:

(a) a rate per annum determined by the Agent to be equal to the WIBOR Screen Rate (rounded upwards to five decimal places); or

(b) in the event that no such Screen Rate is available, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to five decimal places) of the rates offered by prime banks in the Warsaw interbank market for deposits in the relevant Currency and with a term equivalent to such Rate Period, in each case, at or about 11 a.m. (Warsaw time) on the first day of the relevant Rate Period.

“WIBOR Screen Rate” means the percentage rate per annum determined by the Polish Association of Banking Dealers (Stowarzyszenie Dealerow Bankowych ACI Polska), as

displayed on the appropriate page of the Reuters screen (and, if such page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate).

“Withheld Portion” means, with respect to any French Receivable, a portion of the purchase price for that French Receivable equal to one Euro.

“Yield” means (I) in relation to Commercial Paper issued in the Euromarkets:

(a) for any Advance or part thereof during any Rate Period to the extent the Facility Lender funds such Advance or part thereof through the issuance, directly or indirectly (pursuant to a Conduit CP Funding Agreement or otherwise), of Commercial Paper:

CPR x PA x	D

DY

where:

the terms “CPR”, “PA”, “D” and “DY” have the meanings provided in clause (d); and

(b) for any Advance or part thereof during any Rate Period to the extent such Advance or part thereof is funded by the Facility Lender, directly or indirectly, through a Conduit Support Agreement or otherwise other than through the issuance of Commercial Paper:

AR x PA x	D

DY

where:

the terms “AR”, “PA”, “D” and “DY” have the meanings provided in clause (d); and

and (II) in relation to Commercial Paper issued in the United States:

(c) for any Advance or part thereof during any Rate Period to the extent the Facility Lender funds such Advance or part thereof through the issuance, directly or indirectly (pursuant to a Conduit CP Funding Agreement or otherwise), of Commercial Paper:

PA / [1-(D/360 x CPR)] - PA

where:

the terms “CPR”, “PA” and “D” have the meanings provided in clause (d); and

(d) for any Advance or part thereof during any Rate Period to the extent such Advance or part thereof is funded by the Facility Lender, directly or indirectly, through a Conduit Support Agreement or otherwise other than through the issuance of Commercial Paper:

AR x PA x	D

DY

where:

AR	=	the applicable Alternate Rate for such Advance for such Rate Period,

CPR	=	the applicable CP Rate for such Advance for such Rate Period,

D	=	the actual number of days during such Rate Period (including the first day but excluding the last day (or in the case of interest on overdue amounts or during the continuance of an Event of Default, also including the last day)),

PA	=	the principal amount of such Advance during such Rate Period relevant to any determination, expressed in the Currency in which the Advance was made to the Purchaser, together with the amount (if any) of Commercial Paper issued that could not be repaid earlier in order to fund any such Advance in an amount in excess of the actual amount of such Advance, and

DY	=	in the case of Advances denominated in Dollars or Euro, a number of days per year equal to three hundred and sixty (360), and in the case of Advances denominated in Sterling, Shekels, Australian Dollars or Zloty, a number of days per year equal to three hundred and sixty-five (365);

provided that no provision of the Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; and provided, further, that at all times after the declaration or automatic occurrence of the Termination Date pursuant to Section 6.2 of the Receivables Funding Agreement, Yield for all Advances shall be determined as provided in clause (b).

“Yield Component” means, with respect to any Currency at any time, an amount in such Currency determined by the Agent on the basis of information provided by each Facility Lender as being equal to the Currency Equivalent of the aggregate for all Related Commercial Paper for such Currency at such time of (a) with respect to any Commercial Paper issued on an interest-bearing basis, the interest payable on such Commercial Paper at its maturity (including any dealer commissions), and (b) with respect to any Commercial Paper issued on a discount basis, the portion of the face amount of such Commercial Paper representing the discount incurred in respect thereof (including any dealer commissions).

“Yield Payment Date” means, with respect to any Advance, the last day of each Rate Period for such Advance.

“Zloty” or “PLN” means the lawful currency of Poland.

“Zloty Base Rate” means the “Polish 7 Day Market Rate” as determined by the National Bank of Poland or, if the Polish 7 Day Market Rate is not available, such other rate per annum determined by the Agent as being equal to the rate at which prime banks in Warsaw generally make advances in Zloty to commercial borrowers.

“Zloty Offshore Rate” means the Zloty Base Rate.

“Zloty Overnight Rate” means in relation to WIBOR, the overnight WIBOR Screen Rate.

SECTION 1.3 Certain Certificates and Documents

All terms defined directly or by incorporation in this Schedule of Definitions shall have the defined meanings when used in any certificate or other document delivered pursuant to the Transaction Documents unless otherwise defined therein.

SECTION 1.4 Interpretations and Construction

For purposes of the Transaction Documents and all such certificates and other documents, unless the context otherwise requires:

(a) accounting terms not otherwise defined in this Schedule of Definitions, and accounting terms partly defined in this Schedule of Definitions to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP;

(b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined in this Schedule of Definitions, are used herein as defined in such Article 9;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import used in any Transaction Document refer to such Transaction Document (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Transaction Document (or such certificate or document);

(d) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Transaction Document (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition;

(e) the term “including” means “including without limitation”;

(f) references to any Law refer to that Law as amended from time to time and include any successor Law;

(g) references to any Person’s Organic Documents refer to such Organic Documents as in effect as of the Closing Date;

(h) references to any agreement or other document refer to that agreement or other document as from time to time amended or supplemented, or as the terms of such agreement are waived or modified in accordance with its terms, in each case in accordance with the Transaction Documents;

(i) references to any Person include that Person’s successors and permitted assigns;

(j) headings in any Transaction Document are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision thereof;

(k) unless otherwise specifically provided with respect to any computation of a period of time, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”;

(l) unless otherwise defined or unless the context otherwise requires, capitalized terms defined in any Transaction Document in the singular form shall have a corresponding meaning when used in the plural form, and vice versa; and

(m) in any agreement or other document governed in whole or in part by the laws of a jurisdiction other than England, whenever a non-English word or phrase is used in italics in such agreement or other document (a “foreign expression”) following an English word or phrase, reference to the foreign expression shall be made when determining the meaning of the preceding English word or phrase.

SECTION 1.5 Amendments

Any provision of this Schedule of Definitions may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Purchaser, the Servicer, MAI, the Facility Lenders and the Agent; provided that no such amendment shall release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Agent and the Secured Parties, unless signed by the Agent and the Secured Parties.

SECTION 1.6 Notices; Payment Information

Except as provided below, all communications and notices provided for under the Transaction Documents shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in Schedule 1.6 to this Schedule of Definitions or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 1.6 and confirmation is received, (b) if given by overnight courier, two (2) Business Days after deposit thereof with an international overnight courier service, or (c) if given by any other means, when received at the address specified in this Section 1.6; provided that each Borrowing Request shall only be effective upon receipt by the Agent. Notwithstanding anything in this Section 1.6 to the contrary, the Purchaser hereby authorizes the Agent and each Facility Lender to make investments in Eligible Investments and to make Advances based on telephonic notices made by any Person which the Agent or such Facility Lender in good faith believes to be acting on behalf of the Purchaser and the Purchaser agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of the Purchaser. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Agent or any Facility Lender, the records of the Agent or such Facility Lender shall govern.

SECTION 1.7 Computations

All computations of Yield, per annum fees and other amounts payable under any Transaction Document shall be made on the basis of a year of three hundred and sixty (360) days for the actual number of days (including the first but excluding the last day) elapsed; provided that, in the case of Advances denominated in Sterling, Shekels, Australian Dollars or Zloty, all computations shall be made on the basis of a year of three hundred and sixty-five (365) days for the actual number of days (including the first but excluding the last day) elapsed. All computations by the Agent of such amounts payable shall be binding absent manifest error.

SECTION 1.8 Governing Law

This Schedule of Definitions and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law. Notwithstanding anything in any Transaction Document to the contrary, the governing law of each Transaction Document shall also govern any non-contractual obligations arising out of or in connection with such Transaction Document.

SECTION 1.9 Counterparts: Facsimile Delivery

This Schedule of Definitions may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by facsimile of an executed signature page of this Schedule of Definitions shall be effective as delivery of an executed counterpart hereof.

SECTION 1.10 Transfer by Facility Lender

Notwithstanding anything in any Transaction Document to the contrary, any Facility Lender may, from time to time, with prior or concurrent notice to the Agent, the Purchaser and the Servicer, in one transaction or a series of transactions, transfer to a Conduit Assignee all of its rights and obligations under the Transaction Documents, including all or a portion of its share of the Advances and its rights and obligations under each Transaction Document to which it is a party. Upon and to the extent of such a transfer by a Facility Lender to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the transferred share of rights and obligations and shall have the benefit of all the rights and protections provided to a Facility Lender, under the Transaction Documents, (ii) the Administrator for such Conduit Assignee will have all rights and powers, express or implied, granted to an Administrator under the Transaction Documents, (iii) the Conduit CP Funding Provider(s) and the Conduit Support Provider(s), if any, and other related parties of such Conduit Assignee shall have the benefit of all the rights and protections provided to a Conduit CP Funding Provider(s) and a Conduit Support Provider(s) under the Transaction Documents, (iv) such Conduit Assignee shall assume all of the obligations of a Facility Lender under the Transaction Documents with respect to the share of the Advances transferred, and the transferring Facility Lender shall be released from such obligations, in each case to the extent of such transfer, (v) the definition of the term “CP Rate” with respect to the share of the Advances transferred that are funded with Commercial Paper from time to time shall be determined in the manner set forth in the definition of “CP Rate” on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee or its Conduit CP Funding Provider(s) or its Conduit Support Provider(s), if applicable, (vi) the defined terms and other terms and provisions of this Schedule of Definitions and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (vii) if requested by the Agent, such transferring Facility Lender or such Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as such requesting party may reasonably request to evidence and give effect to the foregoing.

SECTION 1.11 Limited Recourse

(a) Notwithstanding anything to the contrary contained in this Schedule of Definitions, the obligations of each Facility Lender under each of the Transaction Documents to which it is a party are solely the corporate obligations of such Facility Lender and shall be payable solely to the extent of funds received from the Purchaser in accordance with the Transaction Documents or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper issued to fund the acquisition of Receivables.

(b) Notwithstanding anything to the contrary contained in this Schedule of Definitions, the obligations of the Purchaser under each of the Transaction Documents to which it is a party are solely the corporate obligations of the Purchaser and shall be payable solely to the extent of funds received by the Purchaser and available for application thereto in accordance with the terms of the Transaction Documents.

SECTION 1.12 Good Faith

Each of the parties hereto agrees to perform its obligations under this Schedule of Definitions and each other Transaction Document in good faith.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Schedule of Definitions for purposes of identification as of the date first written above.

DONEGAL RECEIVABLES PURCHASING LIMITED

By:	/s/ Eimir McGrath

Name:	Eimir McGrath

Title:	Alternate Director

QUENA PLANT PROTECTION N.V

By:	/s/ Joost van Grinsven	/s/ Iddo Sheffer

Name:	Joost van Grinsven	Iddo Sheffer

Title:	C.F.O. Quena Plant Protection N.V.	CEO Quena Plant Protection N.V.

IRVITA PLANT PROTECTION N.V

By:	/s/ Joost van Grinsven	/s/ Iddo Sheffer

Name:	Joost van Grinsven	Iddo Sheffer

Title:	C.F.O. Irvita Plant Protection N.V.	CEO Irvita Plant Protection N.V.

CELSIUS PROPERTY B.V., acting through its branch IRVITA PLANT PROTECTION

By:	/s/ Joost van Grinsven	/s/ Iddo Sheffer

Name:	Joost van Grinsven	Iddo Sheffer

Title:	C.F.O. Irvita Plant Protection a Branch of Celsius Property B.V.	C.E.O. Irvita Plant Protection a Branch of Celsius Property B.V.

FAHRENHEIT HOLDING B.V. acting through its branch QUENA PLANT PROTECTION

By:	/s/ Joost van Grisven	/s/ Iddo Sheffer

Name:	Joost van Grisven	Iddo Sheffer

Title:	C.F.O. Quena Plant Protection a Branch of Fahrenheit Holding B.V.	CEO Quena Plant Protection a Branch of Fahrenheit Holding B.V.

FARMOZ PTY LIMITED

By:	/s/ Stuart Deer

Name:	STUART DEER

Title:	CFO

MAKHTESHIM AGAN FRANCE S.À R.L.

By:	/s/ Lombard

Name:	LOMBARD

Title:	Managing Director

FEINCHEMIE SCHEBDA GMBH

By:	/s/ Gerhard Ahlers

Name:	Dr. Gerhard Ahlers

Title:	CEO

MAKHTESHIM CHEMICAL WORKS LTD

By:	/s/ Moshe Kuperberg	/s/ Aviram Lahav

Name:	Moshe Kuperberg	Aviram Lahav

Title:	Financial Manager	Group CFO

AGAN CHEMICAL MANUFACTURERS LTD

By:	/s/ Moshe Kuperberg	/s/ Aviram Lahav

Name:	Moshe Kuperberg	Aviram Lahav

Title:	Financial Manager	Group CFO

AGAN AROMA AND FINE CHEMICALS LTD

By:	/s/ Moshe Kuperberg	/s/ Aviram Lahav

Name:	Moshe Kuperberg	Aviram Lahav

Title:	Financial Manager	Group CFO

AGAN CHEMICAL MARKETING LTD

By:	/s/ Moshe Kuperberg	/s/ Aviram Lahav

Name:	Moshe Kuperberg	Aviram Lahav

Title:	Financial Manager	Group CFO

MAKHTESHIM AGAN ITALIA S.R.L.

By:	/s/ Marilena Cassotti

Name:	MARILENA CASSOTTI

Title:	FINANCIAL MANAGER

MAKHTESHIM-AGAN POLAND SP Z O.O.

By:	/s/ Michael Reiss

Name:	Michael Reiss

Title:	Managing Director

MAKHTESHIM AGAN ESPAÑA S.A.

By:	/s/ Alfonso Cadenas Bernat	Carmen Fernández Melero

Name:	ALFONSO CADENAS BERNAT	CARMEN FERNÁNDEZ MELERO

Title:	CEO	CFO

ARAGONESAS AGRO S.A.

By:	/s/ Jose Luis Collar	/s/Cristina Lopez-Puertas

Name:	JOSE LUIS COLLAR	CRISTINA LOPEZ-PUERTAS

Title:	CEO	CFO

MAKHTESHIM-AGAN (UK) LIMITED

By:	/s/ M. Sapine

Name:	M. SAPINE

Title:	FINANCE DIRECTOR

ALLIGARE, LLC

By:	/s/ Jeffrey Welsh

Name:	Jeffrey Welsh

Title:	President & CEO

MAKHTESHIM AGAN OF NORTH AMERICA, INC

By:	/s/ Rob Williams

Name:	Rob Williams

Title:	CEO

CONTROL SOLUTIONS INC.

By:	/s/ Mark Boyd

Name:	Mark Boyd

Title:	President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	/s/ Donna Kunzig	By:	/s/ Sarah Mason

Name:	Donna Kunzig	Name:	Sarah Mason

Title:	Executive Director	Title:	Executive Director

MAKHTESHIM AGAN INDUSTRIES LTD.

By:	/s/ Moshe Kuperberg /s/ Aviram Lahav

Name:	Moshe Kuperberg Aviram Lahav

Title:	Financial Manager Group CFO

NIEUW AMSTERDAM RECEIVABLES CORPORATION

By:	/s/ Damian Perez

Name:	Damian Perez

Title:	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, as Agent

By:	/s/ Donna Kunzig	By:

Name:	Donna Kunzig	Name:

Title:	Executive Director	Title:

SCHEDULE 1.1A

Category One Countries

Australia

Austria

Belgium

Canada

Denmark

Finland

France

Germany

Ireland

Japan

Netherlands

New Zealand

Norway

Portugal

Singapore

Slovenia

Spain

Sweden

Switzerland

Taiwan

United Kingdom

United States

Schedule 1.1A

SCHEDULE 1.1B

Category Two Countries

Chile

China

Croatia

Cyprus

Czech Republic

Estonia

Greece

Hungary

Israel

Italy

Lithuania

Mexico

Poland

Saudi Arabia

Slovakia

South Africa

South Korea

Thailand

Trinidad

Tunisia

Schedule 1.1B

SCHEDULE 1.1C

Adverse Claims

1.	Deed of Pledge of Registered Shares in Quena Plant Protection N.V., dated as of October 15, 2001, and by and between Bank Leumi U.S.A. and Fahrenheit Holdings B.V.;

2.	Deed of Pledge of Registered Shares in Irvita Plant Protection N.V., dated as of October 18, 2001, and by and between Celsius Property B.V. and Bank Leumi U.S.A.

3.	An agreement between Agan Chemical Manufacturers Ltd. and each of Bank Hapoalim and Bank Leumi to register a pledge over the shares of Fahrenheit Holdings BV held by Agan Chemical Manufacturers Ltd.

4.	An agreement between Makhteshim Chemical Works Ltd. and each of Bank Hapoalim and Bank Leumi to register a pledge over the shares of Celsius Property BV held by Makhteshim Chemical Works Ltd.

5.	Deed of Pledge of Registered Shares in Irvita Plant Protection N.V., Bank Leumi USA and Celsius Property BV dated October 15, 2001.

Schedule 1.1C

SCHEDULE 1.6

Address and Payment Information

If to the Purchaser:

Donegal Receivables Purchasing Limited

5 Harbourmaster Place

International Finance Services Centre

Dublin 1

Ireland

Attention:	Priscilla Connor / Michael Whelan
Telephone:	+353 1 680 6000
Facsimile:	+353 1 680 6050

Payment Information:

If in Dollars:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Donegal Receivables Purchasing Limited
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Euro:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Donegal Receivables Purchasing Limited
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Shekels:

Pay to:	Rabobank International, London Branch (RABOGB2L)
Sort Code:	40 - 50 – 91
For Account of:	Donegal Receivables Purchasing Limited
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Sterling:

Pay to:	Rabobank International, London Branch (RABOGB2L)
Sort Code:	40 - 50 - 91
For Account of:	Donegal Receivables Purchasing Limited
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

Schedule 1.6

If in Australian Dollars:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Donegal Receivables Purchasing Limited
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Zloty:

Pay to:	Rabobank International, London Branch
For Account of:	Donegal Receivables Purchasing Ltd
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If to Nieuw Amsterdam Receivables Corporation:

Nieuw Amsterdam Receivables Corporation

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, New York 11747

Attention:	Bill Pierce
Telephone:	+1 212 302 8330
Facsimile:	+1 212 302 8767

With a copy to Rabobank, as Administrator:

Rabobank International, London Branch

Thames Court

1 Queenhithe

London EC4V 3RL

England

Attention:	Graeme Hattie
Telephone:	+44 20 7809 3665
Facsimile:	+44 20 7809 3523

Payment Information:

If in Dollars:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Nieuw Amsterdam Receivables Corporation - Client G
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

Schedule 1.6

If in Euro:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Nieuw Amsterdam Receivables Corporation - Client G
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Shekels:

Pay to:	Rabobank International, London Branch (RABOGB2L)
Sort Code:	40 - 50 - 91
For Account of:	Nieuw Amsterdam Receivables Corporation - Client G
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Sterling:

Pay to:	Rabobank International, London Branch (RABOGB2L)
Sort Code:	40 - 50 - 91
For Account of:	Nieuw Amsterdam Receivables Corporation - Client G
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Australian Dollars:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Nieuw Amsterdam Receivables Corporation - Client G
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Zloty:

Pay to:	Rabobank International, London Branch
For Account of:	Nieuw Amsterdam Receivables Corporation - Client G
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If to the Agent:

Rabobank International, London Branch

Thames Court

1 Queenhithe

London EC4V 3RL

England

Attention:	Graeme Hattie
Telephone:	+44 20 7809 3665
Facsimile:	+44 20 7809 3523

Schedule 1.6

Payment Information:

If in Dollars:

Pay to:	Chase New York
SWIFT ID:	CHASUS33
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

If in Euro:

Pay to:	Rabobank Nederland, Utrecht
SWIFT ID:	RABONL2U
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

If in Shekels:

Pay to:	Bank Leumi Le-Israel B.M. Tel Aviv
SWIFT ID:	LUMILIT
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

If in Sterling:

Pay to:	HSBC Bank Plc, London
SWIFT ID:	MIDLGB22
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

If in Australian Dollars:

Pay to:	Westpac Banking Corp, Sydney (RABOGB2L)
SWIFT ID:	WPACAU2S
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

If in Zloty:

Pay to:	Bank Gospodarki Zywnosciowej, Warsaw
Swift ID:	GOPZPLPW
For Account of:	Rabobank International, London Branch
Swift ID:	RABONL2U

Schedule 1.6

If to the Servicer:

Makhteshim Agan Industries Ltd.

Golan St.

Airport City 70151

Israel

Telephone:	+972 3 6947 977
Facsimile:	+972 3 6095 012

Payment Information:

If in Dollars:

Bank Leumi Le Israel B.M.
Bee’r Sheba – (Branch No. 607)
Ha’ Azmant 54 Bee’r Sheba
Swift: LUMIDT
Account	[Redacted]
Reference	MAI Securitization

If in Euros:

Bank Leumi Le Israel B.M.
Bee’r Sheba – (Branch No. 607)
Ha’ Azmant 54
Bee’r Sheba
Swift:	LUMIDT
Account	[Redacted]
Reference	MAI Securitization

If in Shekels:

Bank Leumi Le Israel B.M.
Bee’r Sheba – (Branch No. 607)
Ha’ Azmant 54
Bee’r Sheba
Swift: LUMIDT
Account	[Redacted]
Reference	MAI Securitization

If in Australian Dollars:

Pay to:	Westpac Banking Corp, Sydney (WPACAU2S)
For Account of:	Farmoz Pty Ltd
Account Number:	[Redacted]
Cover to be paid through:	Westpac Banking Corp, Sydney (WPACAU2S)

Schedule 1.6

If in Zloty:

Pay to:	Bank Leumi Le Israel B.M.
For Account of:	Makhteshim Agan Industries Ltd.
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If to MAI:

Makhteshim Agan Industries Ltd.

Golan St.

Airport City 70151

Israel

Telephone:	+972 3 6947 977
Facsimile:	+972 3 6095 012

If to Makhteshim Chemical Works Ltd.:

Makhteshim Chemical Works Ltd.

Industrial Zone Hebron Road

PO Box 60

Beer Sheva

Israel 84100

Telephone:	+972 8 629 6703
Facsimile:	+972 8 629 6991

If to Agan Chemical Manufacturers Ltd.:

Agan Chemical Manufacturers Ltd.

North Industrial Zone

PO Box 262 Ashdod

Israel 77102

Telephone:	+972 8 851 5326
Facsimile:	+972 8 851 5288

If to Agan Aroma and Fine Chemicals Ltd.:

Agan Aroma, Ltd.

Northern Industrial Zone

PO Box 262

Ashdod

Israel 77102

Telephone:	+972 8 851 5326
Facsimile:	+972 8 851 5288

Schedule 1.6

If to Agan Chemical Marketing Ltd.:

Agan Chemical Marketing Ltd.

Northern Industrial Zone

PO Box 262

Ashdod

Israel 77102

Telephone:	+972 8 851 5326
Facsimile:	+972 8 851 5288

If to Quena Plant Protection N.V.:

Quena Plant Protection N.V.

Kaya W.F.G. (Jombi)

Mension 34

PO Box 403

Curasao

Netherlands Antilles

Telephone:	+599 9 461 4096
Facsimile:	+599 9 461 6202

If to Irvita Plant Protection N.V.:

Irvita Plant Protection N.V.

Kaya W.F.G. (Jombi)

Mension 34

PO Box 403

Curasao

Netherlands Antilles

Telephone:	+599 9 461 4096
Facsimile:	+599 9 461 6202

If to Makhteshim Agan España S.A.:

Makhteshim Agan España S.A.

Plaza del Ayuntamiento 29

3rd Floor

46002 Valencia

Spain

Telephone:	+34 96 351 9534
Facsimile:	+34 96 351 9846

If to Aragonesas Agro S.A.:

Aragonesas Agro S.A.

Paseo de Recoletos, 16

3th floor

28001 MADRID

SPAIN

Telephone:	+34 915852380
Facsimile:	+34 915852310

Schedule 1.6

If to Makhteshim Agan of North America, Inc.:

Makhteshim Agan of North America, Inc.

4515 Falls of Neuse Road, Suite 300

Raleigh, North Carolina 27609

USA

Telephone:	+1-919 256-9320
Facsimile:	+1-919 256-9308

If to Makhteshim Agan France S.à r.l.:

Makhteshim Agan France

2, rue Troyon

92316 SEVRES Cedex

France

Attn: Mr. Jean-Philippe Lobier

Telephone:	+33 1 4190 1696
Facsimile:	+33 1 4662 6497

If to Makhteshim-Agan (UK) Limited:

Makhteshim-Agan (UK) Limited

Unit 16 Thatcham Business Village

Colthorp Way

Thatcham

Barkshire RG19 4LW

England

Telephone:	+44 1635 860 555
Facsimile:	+44 1635 861 555

If to Celsius Property B.V.:

Celsius Property B.V.

Pos Cabai Office Park

Unit 13

Curasao

Netherland Antilles

Attn: Mr. Joost van Grinsven

Telephone:	+599 9738 4096
Facsimile:	+599 9738 4005

Schedule 1.6

If to Fahrenheit Holding B.V.:

Fahrenheit Holding B.V.

Pos Cabai Office Park

Unit 13

Curasao

Netherland Antilles

Attn: Mr. Joost van Grinsven

Telephone:	+599 9738 4096
Facsimile:	+599 9738 4005

If to Feinchemie Schebda GmbH:

Feinchemie Schebda GmbH

Edmund-Rumpler-Straße 6

D-51149 Köln Germany

Telephone:	+49 2203 50 39 000
Facsimile:	+49 2203 50 39 199

If to Alligare, LLC:

Alligare, LLC
13 N. 8th Street
Opelika, AL 36801
United States
Telephone:	+1 334 741 9393
Facsimile:	+1 334 741 9395

If to Control Solutions Inc:

Control Solutions Inc.

5903 Genoa-Red Bluff

Pasadena, TX 77507

United States

Telephone:	+1 281 892 2500
Facsimile:	+1 281 892 2501

Schedule 1.6

If to Farmoz Pty Limited:

Street Address:	Farmoz Pty Limited
Suite 1, Level 4, Building B
207 Pacific Highway St Leonards NSW 2065
Australia

Mailing Address:	Farmoz Pty Limited
PO Box 302
St Leonards NSW 1590
Australia

Telephone:	+ 61 02 9431 7800
Facsimile:	+ 61 02 9431 7700

If to Makhteshim Agan Italia S.r.l.:

Makhteshim Agan Italia S.r.l.

Via Falcone, 13

24126 Bergamo

Italy

Telephone:	+ 39 035 328 811
Facsimile:	+ 39 035 328 888

If to Makhteshim-Agan Poland Sp z o.o.:

Makhteshim-Agan Poland Sp z o.o.

ul. Sienna 39

00 - 121 Warszawa

Poland

Telephone:	+ 48 22 395 6666
Facsimile:	+ 48 22 395 6667

If to Rabobank Utrecht:

Rabobank Utrecht

Attn: Dept CSDFI, Mr N. Kwak

Croeselaan 18

3521 CB Utrecht

The Netherlands

Telephone:	+ 31 30 71 22522
E-Mail:	csdfi@rabobank.com; nico.kwak@rabobank.com
eugene.van.esveld@rabobank.com

Schedule 1.6